                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             COLUMBIA ENERGY GROUP

                                       AT

                               $68 NET PER SHARE
                                       BY

                             CEG ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                                 NiSOURCE INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, AUGUST 6, 1999, UNLESS THE OFFER IS EXTENDED.

THE OFFER (AS HEREINAFTER DEFINED) IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK OF COLUMBIA ENERGY GROUP (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES OWNED BY NISOURCE INC. ("PARENT") AND ITS SUBSIDIARIES, REPRESENTS AT LEAST 51 PERCENT OF THE VOTING POWER OF THE COMPANY (DETERMINED ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION"); (2) THE OFFEROR (AS HEREINAFTER DEFINED) BEING SATISFIED THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT APPLY TO THE OFFEROR OR PARENT IN CONNECTION WITH THE OFFER OR THE PROPOSED MERGER (AS HEREINAFTER DEFINED) (AS A RESULT OF ACTION BY THE COMPANY'S BOARD OF DIRECTORS, THE OWNERSHIP BY THE OFFEROR UPON CONSUMMATION OF THE OFFER OF AT LEAST 85% OF THE OUTSTANDING VOTING STOCK OF THE COMPANY (OTHER THAN SHARES HELD BY DIRECTORS WHO ARE ALSO OFFICERS AND CERTAIN EMPLOYEE STOCK PLANS OF THE COMPANY) OR OTHERWISE) (THE "DELAWARE TAKEOVER STATUTE CONDITION"); AND (3) ALL REQUIRED FEDERAL, STATE AND LOCAL PUBLIC UTILITY REGULATORY CONSENTS AND APPROVALS HAVING BEEN RECEIVED AND BECOME FINAL ORDERS (AS HEREINAFTER DEFINED) AND SUCH FINAL ORDERS NOT IMPOSING TERMS OR CONDITIONS WHICH WOULD HAVE, OR WOULD BE REASONABLY LIKELY TO HAVE, A MATERIAL ADVERSE EFFECT ON THE BUSINESS, ASSETS, CONDITION (FINANCIAL OR OTHERWISE), PROSPECTS OR RESULTS OF OPERATIONS OF PARENT AND THE COMPANY AND THEIR RESPECTIVE SUBSIDIARIES ON A CONSOLIDATED BASIS (THE "UTILITY REGULATORY APPROVAL CONDITION"). THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING. SEE THE INTRODUCTION AND SECTIONS 10, 12, 14 AND 15 OF THIS OFFER TO PURCHASE.

                      The Dealer Manager for the Offer is:

                 [Credit Suisse First Boston Corporation Logo]

June 25, 1999

                                   IMPORTANT

     PARENT IS SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY PARENT OR THE OFFEROR. THE OFFEROR RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND AMENDING THE PURCHASE PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE OFFEROR WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF PARENT AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY PARENT, THE OFFEROR AND THE COMPANY.

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal (or a facsimile thereof) with the certificates for the tendered Shares and all other required documents to the Depositary (as hereinafter defined), (2) tender Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (3) request the stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     Any stockholder who desires to tender Shares and whose certificates representing Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in Section 3 on a timely basis, must tender Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent or the Dealer Manager.

                               TABLE OF CONTENTS

INTRODUCTION................................................    1
 1. TERMS OF THE OFFER; EXPIRATION DATE.....................    4
 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...........    5
 3. PROCEDURE FOR TENDERING SHARES..........................    7
 4. WITHDRAWAL RIGHTS.......................................    9
 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................   10
 6. PRICE RANGE OF COMMON STOCK; DIVIDENDS..................   10
 7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK
    EXCHANGE LISTING AND REGISTRATION UNDER THE EXCHANGE
    ACT.....................................................   11
 8. CERTAIN INFORMATION CONCERNING THE COMPANY..............   12
 9. CERTAIN INFORMATION CONCERNING THE OFFEROR AND PARENT...   14
10. SOURCE AND AMOUNT OF FUNDS..............................   16
11. BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE
  COMPANY...................................................   17
12. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR
    THE COMPANY; CERTAIN CONSIDERATIONS.....................   27
13. DIVIDENDS AND DISTRIBUTIONS.............................   31
14. CERTAIN CONDITIONS OF THE OFFER.........................   31
15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS....   35
16. FEES AND EXPENSES.......................................   41
17. MISCELLANEOUS...........................................   41

SCHEDULE I CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE OFFEROR

SCHEDULE II      PURCHASES OF SHARES BY PARENT AND THE OFFEROR AND THEIR
                 AFFILIATES

To: The Stockholders of
    Columbia Energy Group

                                  INTRODUCTION

     CEG Acquisition Corp. (the "Offeror"), a Delaware corporation and a wholly owned subsidiary of NiSource Inc., an Indiana corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Columbia Energy Group, a Delaware corporation (the "Company"), at a price of $68 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering holders of Shares who have Shares registered in their own name and who tender Shares directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Offeror will pay all fees of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), which firm is acting as dealer manager for the Offer (in such capacity, the "Dealer Manager"), The Bank of New York (the "Depositary"), and Innisfree M&A Incorporated (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The purpose of the Offer and the Proposed Merger (as defined below) is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's stockholders for approval. Parent currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with the Offeror or another direct or indirect wholly owned subsidiary of Parent (the "Proposed Merger"). The purpose of the Proposed Merger under these circumstances would be to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares held by Parent, the Offeror or any other wholly owned subsidiary of Parent, Shares held in the treasury of the Company and Shares owned by stockholders who properly exercise appraisal rights under Delaware law) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Although the Offeror will seek to have the Company consummate the Proposed Merger as soon as practicable after consummation of the Offer, if the Company's Board of Directors (the "Company Board") opposes the Offer and the Proposed Merger, certain provisions of the Delaware General Corporation Law (the "DGCL") and the Company's Restated Certificate of Incorporation (the "Charter") and By-Laws (the "By-Laws") may affect the ability of the Offeror to obtain control of the Company and to effect the Proposed Merger. Accordingly, the timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares acquired by the Offeror pursuant to the Offer, and whether the Minimum Condition, the Delaware Takeover Statute Condition and the Utility Regulatory Approval Condition (each as defined below) are satisfied.

     Upon consummation of the Offer, assuming the Minimum Condition, the Delaware Takeover Statute Condition, the Utility Regulatory Approval Condition and the other conditions to the Offer set forth in Section 14 are satisfied, the Offeror will own sufficient Shares, subject to the procedures described in
Section 12 and the provisions of the Charter and By-Laws, ultimately to remove and/or replace the Company Board and to approve the Proposed Merger without the vote of any other stockholder. The Company does, however, have a classified board of directors and only approximately one-third of the Company Board comes up for election at any annual meeting of stockholders. Therefore, it could take two successive annual meetings to replace the directors necessary to approve the Proposed Merger. For a discussion of certain appraisal rights available to stockholders upon consummation of the Proposed Merger, see Section 12.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FROM THE COMPANY'S STOCKHOLDERS. ANY SOLICITATION OF PROXIES WHICH PARENT OR THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

CERTAIN CONDITIONS TO THE OFFER.

     THE OFFER IS CONDITIONED, AMONG OTHER THINGS, UPON SATISFACTION, IN THE OFFEROR'S DISCRETION, OF THE FOLLOWING CONDITIONS: (1) THE MINIMUM CONDITION,
(2) THE DELAWARE TAKEOVER STATUTE CONDITION AND (3) THE UTILITY REGULATORY APPROVAL CONDITION, EACH OF WHICH IS DESCRIBED BELOW. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14.

     THE MINIMUM CONDITION. The Offer is subject to the condition (the "Minimum Condition") that there shall have been validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) a number of Shares which, together with the Shares owned by Parent and its subsidiaries, represents at least 51 percent of the voting power (determined on a fully diluted basis) on the date of purchase of all securities of the Company entitled to vote generally in the election of directors or in a merger.

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Company Quarterly Report"), as of April 30, 1999, there were 82,691,662 Shares outstanding and, according to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company 1998 Annual Report"), as of December 31, 1998, approximately 2,994,935 Shares were issuable under then outstanding stock options. Based on the foregoing, and assuming that no stock options were granted or expired after December 31, 1998, no stock options were exercised from January 1, 1999 through the date hereof and no Shares were issued or acquired by the Company after March 31, 1999, there would be approximately 85,686,597 Shares outstanding on a fully diluted basis, and thus the Minimum Condition would be satisfied if at least 43,520,300 Shares were validly tendered pursuant to the Offer and not properly withdrawn prior to the expiration of the Offer. However, the actual number of Shares constituting the Minimum Condition will depend upon the facts as they exist on the date of the purchase. The Offeror will make a determination as to whether the Minimum Condition has been satisfied based on the best information available to it at the time of determination.

     THE DELAWARE TAKEOVER STATUTE CONDITION. The Offer is subject to the condition (the "Delaware Takeover Statute Condition") that the Offeror shall be satisfied, in its sole discretion, that the restrictions on business combinations contained in Section 203 of the DGCL (the "Delaware Takeover Statute") would not apply to the Offeror or Parent in connection with the Offer or the Proposed Merger (as a result of action by the Company Board, the ownership by the Offeror upon consummation of the Offer of at least 85% of the outstanding voting stock of the Company (other than Shares held by directors who are also officers and certain employee stock plans of the Company) or otherwise).

     In general, the Delaware Takeover Statute prohibits any person who is the beneficial owner of 15% or more of the outstanding voting stock of a corporation (a "Statutory Interested Stockholder") from engaging in certain business combinations (including the Proposed Merger) with such corporation for a period of three years following the date on which such person became a Statutory Interested Stockholder, unless (i) either the transaction by which such person became a Statutory Interested Stockholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became a Statutory Interested Stockholder, (ii) upon consummation of the transaction which resulted in such person becoming a Statutory Interested Stockholder, such person owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding shares owned by (a) persons who are both officers and directors of the corporation and (b) employee stock plans of the corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer (all such non-excluded voting stock, "Eligible Voting Stock"), or (iii) subsequent to the date on which such person became a Statutory Interested Stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at a meeting called for that purpose, of at least two-thirds of the outstanding voting stock not beneficially owned by the Statutory Interested Stockholder or any of its affiliates or associates or by persons who are either directors or officers and also employees of the Statutory Interested Stockholder. Consequently, under the Delaware Takeover Statute, unless the Company Board approves the Offer and the Proposed Merger in advance of the consummation of the Offer or the Offeror acquires at least 85% of the Eligible Voting Stock upon consummation of the Offer, the Proposed Merger could not occur for three years unless it is approved by the Company Board and the holders of at least two-thirds of the Shares that were not tendered in the Offer or owned by the Offeror or Parent. A more detailed description of the Delaware Takeover Statute is contained in Section 12.

     Whether the Shares held by the employee benefit plans of the Company (the "Company Benefit Plans") are Eligible Voting Stock depends on whether the employee participants have the right to determine confidentially whether the Shares held subject to such plans will be tendered in a tender or exchange offer. Because the provisions of certain Company Benefit Plans are not publicly available, the Offeror is unable to determine if Shares held by such plans will be considered for purposes of determining whether the Offeror acquires 85% of the Eligible Voting Stock of the Company.

     The Offeror is hereby requesting that the Company Board adopt a resolution approving the Offer and the Proposed Merger for purposes of the Delaware Takeover Statute. Under the circumstances of the Offer and under applicable law, the Offeror believes that the Company Board is obligated by its fiduciary responsibilities to approve, pursuant to the Delaware Takeover Statute, the acquisition of the Shares pursuant to the Offer and the Proposed Merger. However, there can be no assurance that the Company Board will do so. If the Company Board does not so approve the Offer and the Proposed Merger but upon consummation of the Offer the Offeror and Parent together own at least 85% of the Eligible Voting Stock of the Company, then the restrictions on business combinations contained in the Delaware Takeover Statute would not be applicable. As indicated above, any action by the Offeror and Parent to change the composition of the Company Board would be intended, subject to relevant fiduciary duties, to result in the reconstituted Company Board taking action to approve the Proposed Merger in order to satisfy the Delaware Takeover Statute Condition.

     UTILITY REGULATORY APPROVAL CONDITION. Consummation of the Offer is conditioned upon the receipt of various required federal, state and local public utility regulatory consents and approvals, such consents and approvals becoming Final Orders and such Final Orders not imposing terms or conditions which would have, or would be reasonably likely to have, a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of Parent and the Company and their respective subsidiaries on a consolidated basis (the "Utility Regulatory Approval Condition"). For purposes of the Utility Regulatory Approval Condition, a "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which any waiting period prescribed by law has expired and as to which all conditions prescribed by law, regulation or order have been satisfied; and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending). See
Section 15.

     The Offeror believes that it is possible for the Utility Regulatory Approval Condition to be satisfied, and that the Offer could therefore be consummated, within twelve to eighteen months after the date of this Offer to Purchase, assuming that all other conditions to the Offer have been satisfied. However, if the Company were to support the Proposed Merger, the Offeror believes that it is possible for the Utility Regulatory Approval Condition to be satisfied, and that the Proposed Merger could therefore be consummated, within six to nine months after such support is obtained, assuming that all other conditions to the Offer have been satisfied and that there is no substantial opposition by any third party intervenor with respect to the regulatory approvals contemplated in the Utility Regulatory Approval Condition.

     CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN
SECTION 14. THE OFFER IS NOT CONDITIONED ON THE OFFEROR OBTAINING FINANCING. SEE
SECTION 10.

     THE OFFEROR RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THE OFFER. SEE SECTIONS 1 AND 14.

     IN THE EVENT THE OFFER IS NOT CONSUMMATED, THE OFFEROR INTENDS TO EXPLORE ALL OPTIONS WHICH MAY BE AVAILABLE TO IT AT SUCH TIME, WHICH MAY INCLUDE, WITHOUT LIMITATION, THE ACQUISITION OF SHARES THROUGH OPEN MARKET PURCHASES, PRIVATELY NEGOTIATED TRANSACTIONS, ANOTHER TENDER OFFER OR EXCHANGE OFFER OR OTHERWISE, UPON SUCH TERMS AND AT SUCH PRICES AS IT SHALL DETERMINE, WHICH MAY BE MORE OR LESS THAN THE PRICE TO BE PAID PURSUANT TO THE OFFER. THE OFFEROR ALSO RESERVES THE RIGHT TO DISPOSE OF SHARES.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and thereby purchase all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with the procedures set forth in Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, August 6, 1999, unless and until the Offeror, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE DELAWARE TAKEOVER STATUTE CONDITION, THE UTILITY REGULATORY APPROVAL CONDITION AND ANY OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 14. THE OFFER IS NOT CONDITIONED ON THE OFFEROR OBTAINING FINANCING. SEE SECTION 10.

     THE OFFEROR IS UNABLE TO PREDICT THE AMOUNT OF TIME NECESSARY TO SATISFY THE CONDITIONS TO THE OFFER. IT IS ANTICIPATED, HOWEVER, THAT THE TIME NECESSARY TO SATISFY THESE CONDITIONS WILL EXTEND BEYOND THE CURRENT EXPIRATION DATE, AND THE OFFEROR EXPECTS THAT IT WILL EXTEND THE OFFER FROM TIME TO TIME, IN ITS SOLE DISCRETION.

     The Offeror believes that it is possible for the Utility Regulatory Approval Condition to the Offer to be satisfied, and that the Offer could therefore be consummated, within twelve to eighteen months after the date of this Offer to Purchase, assuming that all other conditions to the Offer have been satisfied. However, if the Company were to support the Proposed Merger, the Offeror believes that it is possible for the Utility Regulatory Approval Condition to be satisfied, and that the Proposed Merger could therefore be consummated, within six to nine months after such support is obtained, assuming that all other conditions to the Offer have been satisfied and that there is no substantial opposition by any third party intervenor with respect to the regulatory approvals contemplated in the Utility Regulatory Approval Condition.

     If the Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that this notice is first published, sent or given, then the Offer will be extended until the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in
Section 14, by giving written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

     Subject to the applicable regulations of the Commission, the Offeror also reserves the right, in its sole discretion, at any time or from time to time to
(i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending satisfaction of any conditions specified in Section 14, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case by giving written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Offeror acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Offeror to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) that the Offeror may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in Section 14, without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Offeror may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. Accordingly, if, prior to the Expiration Date, the Offeror decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period.

     A request has been made to the Company pursuant to Rule 14d-5 of the Exchange Act and under Delaware law for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares following receipt of these lists or listings from the Company or by the Company if it so elects.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 14. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any applicable law. See Sections 1 and 15.

     Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with all required signature guarantees or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility who is tendering the Shares that the participant has received and agrees to be bound by the terms of the related Letter of Transmittal and that the Offeror may enforce the agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting the payment to stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights set forth herein, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and the Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to and properly exercise withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be followed by an extension of the Offer to the extent required by law. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than tendered, certificates for unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, these Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the consideration to be paid per Share pursuant to the Offer, the Offeror will pay the increased consideration for all the Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

     The Offeror reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or any one or more of Parent's direct or indirect wholly owned subsidiaries, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, provided that any transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal relating to the Shares (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates evidencing tendered Shares must be received by the Depositary or the Shares must be tendered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfers. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility prior to the Expiration Date, (i) an appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares), unless such registered holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each such institution, an "Eligible Institution"). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the certificates evidencing Shares are registered in the name of a person or persons other than the signer(s) of the Letter of Transmittal, or if payment is to be made or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If certificates for Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with all required signature guarantees must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's certificates evidencing Shares are not immediately available or time will not permit all required documents to reach the Depositary or the procedures for book-entry transfer cannot be completed prior to the Expiration Date, these Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal relating to the Shares (or a facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing Shares or a Book Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal relating to the Shares (or a facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer or any defects or irregularities in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares.

     The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by the Offeror. None of the Offeror or any of its affiliates or assignees, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Offeror and each of them as the stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's right with respect to the Shares tendered by that stockholder and accepted for payment by the

Offeror (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of these Shares on or after June 25, 1999). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights for which such appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they, in their sole judgment, deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's acceptance for payment for the Shares, the Offeror or its designee must be able to exercise full voting and other rights with respect to the Shares and the other securities or rights issued or issuable in respect of the Shares, including voting the Shares at any stockholders meeting (whether annual or special or whether or not adjourned).

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after August 23, 1999. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or fail to return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer. If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Offeror's rights under the Offer, the Depositary may nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the serial numbers shown on these certificates must be submitted to the Depositary and, unless the Shares have been tendered by an Eligible Institution or by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror or any of its affiliates or assignees, the Dealer Manager, the Depositary, the Information

Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. The discussion applies only to holders of Shares who hold Shares as capital assets, and may not apply to Shares received upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, non-U.S. persons, dealers in securities or commodities, or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT THAT HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO THAT STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between that holder's adjusted tax basis in the Shares sold pursuant to the Offer and the amount of cash received. Gain or loss generally must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. This gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale, the Shares were held for more than one year. In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax and net capital losses may be subject to limits on deductibility.

     In order to avoid "backup withholding" of federal income tax with respect to payments of cash pursuant to the Offer, each stockholder surrendering Shares in the Offer must provide the Depositary with the stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that this TIN is correct and that the stockholder is not subject to backup withholding. Certain stockholders (including all corporations and certain foreign individuals and entities) are exempt recipients not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder, and payment of cash to that stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer (physically or electronically through book-entry transfer) should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

     6. PRICE RANGE OF COMMON STOCK; DIVIDENDS. According to the Company 1998 Annual Report, the Shares are traded principally on the NYSE under the symbol "CG." The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported on the NYSE Composite Tape and reported in published financial sources as well as the regular quarterly dividend paid per Share. Amounts have been restated to reflect a three-for-two stock split, in the form of a stock dividend, effective June 15, 1998.

                                                              HIGH       LOW      DIVIDEND
                                                              ----       ---      --------
1999:
  Second Quarter (through June 24, 1999)....................   64 1/4    43 7/8    .225
  First Quarter.............................................   58        44 5/8    .200
1998:
  Fourth Quarter............................................   60 3/4    54 1/4    .200
  Third Quarter.............................................   60 3/8    47 1/2    .200
  Second Quarter............................................   57 11/12  51 5/8    .200
  First Quarter.............................................   52 17/24  47 1/3    .167
1997:
  Fourth Quarter............................................   52 5/12   46 1/3    .167
  Third Quarter.............................................   48 1/6    43 11/24  .167
  Second Quarter............................................   44 11/12  37 1/3    .167
  First Quarter.............................................   43 11/12  38 5/12   .100

     On June 4, 1999, the last full trading day before the first public announcement of Parent's proposal to acquire the Company for $68 per Share, the closing sale price of the Shares on the NYSE Composite Tape was $55 3/4 per Share. On June 23, 1999, the last full trading day before the first public announcement of the Offer, the closing sale price of the Shares on the NYSE Composite Tape was $63 3/4 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK EXCHANGE LISTING AND REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will likely adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The extent of the public market, if any, for Shares and the availability of price quotations in respect thereof following the purchase of Shares pursuant to the Offer will depend upon the number of holders of Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Stock Quotations. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the NYSE's listing requirements. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if the number of record holders of at least 100 Shares falls below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")) falls below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) falls below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by the exchange or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of the quotations would depend, however, upon factors such as the number of stockholders and the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

     If the registration of the Shares is not terminated prior to the Proposed Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following consummation of the Proposed Merger.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company 1998 Annual Report and other publicly available documents and records on file with the Commission and other public sources. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although none of Parent, the Offeror, the Dealer Manager or the Information Agent has any knowledge that would indicate that statements contained in this Offer to Purchase based upon these documents are untrue, none of Parent, the Offeror, the Dealer Manager or the Information Agent or any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in these documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any information but which are unknown to Parent, the Offeror, the Dealer Manager or the Information Agent.

     According to the Company 1998 Annual Report, the Company is a Delaware corporation with its principal executive offices located at 13880 Dulles Corner Lane, Herndon, Virginia 20171, and its telephone number is (703) 561-1000. The Company 1998 Annual Report states that:

     "Columbia Energy Group (Columbia), formerly The Columbia Gas System, Inc. and its subsidiaries comprise one of the nation's largest integrated natural gas systems engaged in natural gas transmission, natural gas distribution, and exploration for and production of natural gas and oil. Columbia is also engaged in related energy businesses including the marketing of natural gas and electricity, the generation of electricity, primarily fueled by natural gas, and the distribution of propane. Columbia, organized under the laws of the State of Delaware on September 30, 1926, is a registered holding company under the Public Utility Holding Company Act of 1935, as amended, (1935 Act) and derives substantially all its revenues and earnings from the operating results of its 18 direct subsidiaries. Columbia owns all of the securities of these direct subsidiaries except for approximately 8 percent of the stock in Columbia LNG Corporation."

     Set forth below is certain selected consolidated financial information with respect to the Company excerpted or derived from financial information contained in the Company 1998 Annual Report and the Company Quarterly Report. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to reports and other documents and all the financial information (including any related notes) contained therein. Reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                             COLUMBIA ENERGY GROUP
                      SELECTED CONSOLIDATED FINANCIAL DATA
                (dollars in millions, except per share amounts)

                                                   QUARTER ENDED
                                                     MARCH 31,
                                                    (UNAUDITED)          YEAR ENDED DECEMBER 31,
                                                 ------------------   ------------------------------
                                                   1999      1998       1998       1997       1996
                                                 --------   -------   --------   --------   --------
INCOME STATEMENT DATA:
Total Net Revenue..............................  $  651.3   $ 622.5   $1,897.1   $1,915.5   $1,872.9
Operating Income...............................  $  272.6   $ 254.2   $  540.0   $  509.4   $  478.2
Net Income.....................................  $  150.4   $ 147.5   $  269.2   $  273.3   $  221.6
Basic Earnings Per Share of Common Stock*......  $   1.81   $  1.77   $   3.23   $   3.29   $   2.75
Diluted Earnings Per Share of Common
  Stock*.......................................  $   1.80   $  1.77   $   3.21   $   3.27   $   2.74
Dividends Paid Per Share of Common Stock*......  $   0.20   $  0.17   $   0.77   $   0.60   $   0.40
Basic Average Common Shares Outstanding
  (000)*.......................................    83,244    83,259     83,382     83,100     80,681
Diluted Average Common Shares (000)*...........    83,522    83,531     83,748     83,594     80,919
BALANCE SHEET DATA (at end of period):
Total Assets...................................  $7,232.3             $6,968.7   $6,612.3   $6,004.6
Long Term Debt.................................  $2,003.1             $2,003.1   $2,003.5   $2,003.8
Total Common Stock Equity......................  $2,099.3             $2,005.3   $1,790.7   $1,553.6
Book Value Per Share...........................  $  25.39             $  24.01   $  21.51   $  18.74

---------------
 * All per share amounts, average common shares outstanding and diluted average common shares have been restated to reflect a three-for-two common stock split, in the form of a stock dividend, effective June 15, 1998.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of these persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     9. CERTAIN INFORMATION CONCERNING THE OFFEROR AND PARENT.

     The Offeror. The Offeror is a newly incorporated Delaware corporation organized in connection with the Offer and has not carried on any activities other than in connection with the Offer. The principal offices of Offeror are located at 801 East 86th Avenue, Merrillville, Indiana 46410. The Offeror is a wholly owned subsidiary of Parent. Until immediately prior to the time that the Offeror purchases Shares pursuant to the Offer, it is not expected that the Offeror will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Offeror is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Offeror is available.

     Parent. Parent is an Indiana corporation with its principal executive offices located at 801 East 86th Avenue, Merrillville, Indiana 46410. Parent is an energy and utility based holding company that provides electric energy, natural gas and water to the public through ten wholly owned regulated subsidiaries. Parent also provides utility related services through these and other subsidiaries, such as installing, repairing and maintaining underground pipelines, and locating and marking utility lines. In addition, Parent has a number of non-regulated subsidiaries that provide energy and utility services, such as energy marketing and trading, power generation, and gas transmission, supply and storage.

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of these persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company under "Available Information" in Section 8. Parent's common stock is listed on the NYSE, the Chicago Stock Exchange and the Pacific Exchange and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Set forth below is certain selected historical consolidated financial information relating to Parent and its subsidiaries which has been excerpted or derived from audited financial statements presented in Parent's Annual Reports on Form 10-K for the years ended December 31, 1998 and December 31, 1997 and Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999. More comprehensive financial information is included in these reports and other documents filed by Parent with the Commission. The financial information summary set forth below is qualified in its entirety by reference to reports and other documents which have been filed with the Commission, including the financial information and related notes contained therein. These reports and other documents may be inspected at and copies may be obtained from the offices of the Commission or the NYSE in the manner set forth above.

                                 NISOURCE INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                (dollars in millions, except per share amounts)

                                                   QUARTER ENDED
                                                     MARCH 31,           YEAR ENDED DECEMBER 31,
                                                -------------------   ------------------------------
                                                  1999       1998       1998       1997       1996
                                                --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Operating Revenues
  Gas.........................................  $  553.9   $  398.9   $  637.1   $  807.2   $  799.4
  Electric....................................     264.3      322.9    1,430.0    1,186.3    1,022.2
  Water.......................................      20.9       17.7       84.0       60.7         --
  Products and Services.......................      52.4       39.8      781.7      532.2      166.3
                                                --------   --------   --------   --------   --------
     Total Operating Revenues.................  $  891.5   $  779.3   $2,932.8   $2,586.4   $1,987.9
Operating Margin..............................  $  406.0   $  318.9   $1,240.4   $1,210.9   $1,116.0
Operating Income..............................  $  155.9   $  117.1   $  421.5   $  410.6   $  386.3
Net Income....................................  $   76.6   $   60.7   $  193.9   $  190.8   $  176.7
Weighted Average Common Shares Outstanding
  (000s)......................................   122,646    123,873    120,778    123,849    122,382
Basic Earnings per Weighted Average Common
  Share.......................................  $   0.62   $   0.49   $   1.60   $   1.54   $   1.44
Diluted Earnings per Weighted Average Common
  Share.......................................  $   0.62   $   0.48   $   1.59   $   1.53   $   1.43
Dividends Declared per Share..................  $   0.26   $   0.24   $   0.98   $   0.92   $   0.86
BALANCE SHEET DATA (at end of period):
Total Assets..................................  $6,226.4              $4,986.5   $4,937.0   $4,288.9
Long Term Debt................................  $1,967.4              $1,668.0   $1,667.9   $1,127.1
Preferred Stock...............................  $  487.0*             $  142.0   $  144.5   $  142.4
Total Common Stock Equity.....................  $1,371.6              $1,149.7   $1,264.8   $1,100.5
Book Value Per Share..........................  $  10.99              $   9.78   $  10.17   $   9.20

---------------
* Includes $345.0 of mandatorily redeemable preferred securities of a subsidiary trust.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Offeror and Parent are set forth on Schedule I.

     Except as set forth in this Offer to Purchase (including Schedule II hereto), neither Parent nor the Offeror nor, to the best knowledge of Parent and the Offeror, any of the persons listed in Schedule I has effected any transaction in the Shares during the past 60 days. See Section 11.

     Except as set forth in this Offer to Purchase, neither Parent nor the Offeror nor, to the best knowledge of Parent and the Offeror, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither Parent nor the Offeror nor, to the best knowledge of Parent and the Offeror, any of the persons listed in Schedule I has had any transactions with the Company, or any of its executive officers, directors or affiliates, that would require disclosure under the rules of the Commission applicable to the Offer.

     Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or the Offeror, or their respective subsidiaries, or, to the best knowledge of Parent and the

Offeror, any of the persons listed in Schedule I, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     10. SOURCE AND AMOUNT OF FUNDS. The Offeror estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $6.0 billion, assuming the purchase of all outstanding Shares. See Section 16. The Offeror expects to obtain the funds required to consummate the Offer through capital contributions or advances made by Parent or NiSource Capital Markets, Inc., a wholly owned subsidiary of Parent (the "Borrower").

     On June 23, 1999, Parent accepted a commitment letter (the "Commitment Letter") from Credit Suisse First Boston, New York Branch, an affiliate of the Dealer Manager ("CSFB"), and Barclays Bank PLC ("Barclays"; together with CSFB, the "Underwriters"), pursuant to which, subject to specified conditions, the Underwriters have agreed to provide to the Borrower $6.0 billion (the "Facility") to finance the Offer and the Proposed Merger. A portion of the Facility may be provided by a syndicate of banks and other financial institutions arranged by the Underwriters. CSFB will act as administrative agent for the Facility, Barclays will serve as documentation agent for the Facility, and CSFB and Barclays will act as lead arrangers and co-syndication agents for the Facility. The Facility will be entitled to the benefits of a Support Agreement between Parent and the Borrower pursuant to which Parent has agreed
(i) to cause the Borrower to maintain at all times a positive net worth and (ii) to provide the Borrower with the funds necessary to make debt service payments with respect to the Facility.

     The Facility consists of a $6.0 billion revolving credit facility expiring 364 days after the date of the Commitment Letter, with an option to convert outstanding loans at the expiration of such period into term loans maturing 364 days thereafter. The proceeds of the Facility may be used to finance the Offer and the Proposed Merger, to refinance existing indebtedness and to pay related fees and expenses. The proceeds of the Facility also may be used to support a commercial paper program used for those purposes.

     Upon the issuance by Parent or any of its subsidiaries of any debt or equity (in each case subject to exceptions to be agreed upon), the Facility will be reduced by an amount equal to the net cash proceeds of such debt or equity financing. Loans under the Facility ("Loans") must be repaid on the date of any such reduction to the extent the amount of outstanding Loans exceeds the amount of the Facility as so reduced.

     The Loans will bear interest, at the Borrower's option, at specified spreads above LIBOR (adjusted for reserves) or CSFB's Base Rate or at a negotiated competitive bid rate. Loans bearing interest based upon LIBOR will be for interest periods of 1, 2, 3 or 6 months. All interest will be paid at the end of the applicable interest period or quarterly, whichever is earlier. In addition, a utilization fee will be payable at a specified per annum rate on the outstanding principal amount of Loans at any time more than 25% of the commitment has been borrowed, and a facility fee will be payable at a specified per annum rate on the entire amount of the Facility, whether or not utilized.

     The Underwriters' commitments to provide the Facility may be terminated in the event of certain customary events, including: (a) the occurrence of any material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, (b) the discovery by the Underwriters of additional information that is inconsistent in a material and adverse manner with any previously disclosed information, (c) the occurrence of certain adverse events, including a general suspension of trading in securities, the declaration of a banking moratorium or the commencement or escalation of a war (subject, in certain cases, to a determination by the Underwriters that such events render it impracticable or inadvisable to provide the Facility), and (d) the occurrence of any material adverse change in banking or capital market conditions generally. The conditions precedent to the borrowings under the Facility used to finance the Offer and the Proposed Merger include (a) execution and delivery of satisfactory loan documentation (in the case of the initial borrowing), (b) receipt by the Borrower of senior unsecured short-term debt ratings from Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services ("S&P") of at least A2 and P2, respectively, and senior unsecured long-term debt ratings from Moody's and S&P of at least Baa2 and BBB, respectively, (c) the Underwriters' reasonable satisfaction with the terms and conditions of the Offer (in the case of borrowings to finance the Offer) or the Proposed Merger (in the case of borrowings to finance the Proposed Merger), (d) the satisfaction of the conditions to the consummation of the Offer (in the case of borrowings to finance the Offer) or the Proposed Merger (in the case of borrowings to finance the Proposed Merger), and (e) receipt of all necessary consents and approvals (including regulatory approvals) to consummate the Offer or the Proposed Merger.

     The definitive documentation relating to the Facility also will contain representations, warranties, covenants, events of default and conditions customary for transactions of this type, including a covenant to consummate the Proposed Merger within 180 days of consummation of the Offer. The financial covenants will include a minimum interest coverage ratio and a maximum leverage ratio.

     Parent will be required to pay underwriting and upfront fees to the Underwriters and syndication fees to the lenders in connection with the Facility. Parent and the Borrower will be required to pay certain expenses of, and provide customary indemnities to, the Underwriters and (under certain circumstances) the other lenders under the Facility.

     The foregoing summary of the terms and conditions of the Commitment Letter and the Facility is qualified in its entirety by reference to the text of the Commitment Letter, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 of the Offeror and Parent filed with the Commission in connection with the Offer (the "Schedule 14D-1") and is incorporated herein by reference and may be inspected in the same manner as set forth in Section 8. When definitive agreements relating to the Facility are executed, copies will be filed as exhibits to amendments to the Schedule 14D-1.

     Parent anticipates that the Facility will be repaid with internally generated funds, including those of the Company, and from the proceeds of future borrowings or other debt or equity financings. At this time, no specific plans or arrangements have been made for any such future borrowings or other financings. However, after consummation of the Proposed Merger, Parent intends to explore various possible plans for long-term debt financing that might be considered to refinance all or part of the Facility.

     THE OFFER IS NOT CONDITIONED ON THE OFFEROR OBTAINING FINANCING.

     11.  BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE COMPANY.

     In the ordinary course of its business, Parent is engaged in the ongoing evaluation of strategic alternatives, including the consideration of potential candidates for acquisitions and strategic transactions. Gary L. Neale, the Chairman, President and Chief Executive Officer of Parent, first discussed the possibility of a combination of Parent and the Company with Oliver G. Richard III, the Chairman, President and Chief Executive Officer of the Company, in early November 1998. Messrs. Neale and Richard continued their preliminary discussions of a possible combination in a telephone conversation in early December 1998.

     By January 1999, Parent's exploration of possible acquisition candidates had focused on a small number of companies, including the Company, and Parent began a more formal analysis of the Company. On March 18 and March 22, 1999, Messrs. Neale and Richard met to continue their discussions of a possible transaction. Following the second meeting, Messrs. Neale and Richard spoke by telephone and agreed to meet on April 1, 1999 to discuss the benefits of a combination of their two companies.

     On April 1, 1999, Messrs. Neale and Richard met at the Company's headquarters to discuss in general terms the potential benefits of combining the Company and Parent. At that meeting, Mr. Neale delivered to Mr. Richard the following letter:

                                 April 1, 1999

     Mr. Oliver G. Richard III
     Chairman, President and Chief Executive Officer
     Columbia Energy Group
     13880 Dulles Corner Lane, Suite 400
     Herndon, VA 20171-4600

     Dear Rick:

          As you and I have discussed on several occasions, there is an excellent business fit between [NiSource Inc.] and Columbia Energy Group. After considerable thought and analysis, we believe that a merger of our two companies is in the best interests of our respective shareholders.

          To that end, the [NiSource] Board of Directors has authorized me to offer your shareholders $63 per share, in cash, for all shares of common stock outstanding. Based on the recent share price of Columbia's common stock, this represents an approximate 25% gain to Columbia's shareholders. It would also be above the ten-year high for Columbia's share price.

     Other than necessary regulatory approvals, this offer is subject only to the following:

          a. no material adverse change in your January 1, 1999, balance sheet;

          b. no changes in management or employee compensation programs, contracts or agreements subsequent to March 31, 1999;

          c. approval of the transaction by the necessary percentage of holders of outstanding shares.

     Although our preference is to do an all-cash deal, if you prefer, we would consider a stock-for-stock exchange. Given the difference in our dividend payout ratios, a stock-for-stock transaction would give a substantial dividend pickup to your shareholders. It would also allow them to share in the upside of what will be not only one of the best-positioned gas companies in the country, but also one with tremendous market potential.

     I hope you share my enthusiasm for bringing our two great companies together. I will call you to discuss this proposal at greater length.

                                          Sincerely,

                                          /s/ GARY L. NEALE

     After reading the letter, Mr. Richard told Mr. Neale that he was concerned about the Company's possible obligation to make public disclosure of Parent's proposal. In light of Mr. Richard's concern, Mr. Neale withdrew the letter in order to allow the companies to pursue their discussions confidentially, and the two men scheduled their next meeting for April 16 at the Company's headquarters.

     On April 15, 1999, Mr. Neale learned that Mr. Richard intended to cancel the meeting scheduled for the next morning and that a special meeting of the Company Board had been scheduled for April 16. On the morning of April 16, 1999, Mr. Neale delivered by facsimile the following letter to Mr. Richard:

                                 April 16, 1999

     Mr. Oliver G. Richard III
     Chairman, President and Chief Executive Officer
     Columbia Energy Group
     13880 Dulles Corner Lane, Suite 400
     Herndon, VA 20171-4600

     Dear Rick:

     I am disappointed that our meeting set for today, after our first discussion, was canceled without explanation. I tried to reach you by phone with no success. Our interest in merging our two companies continues to be real.

     To that end, the [NiSource] Board of Directors has authorized me to offer your shareholders $63 per share, in cash, for all shares of common stock outstanding. Based on the recent share price of Columbia's common stock, this represents an approximate 25% gain to Columbia's shareholders. It would also be above the ten-year high for Columbia's share price.

     Other than necessary regulatory approvals, this offer is subject only to the following:

          a. no material adverse change in your January 1, 1999, balance sheet;

          b. no changes in management or employee compensation programs, contracts or agreements subsequent to March 31, 1999;

          c. approval of the transaction by the necessary percentage of holders of outstanding shares.

     Although our preference is to do an all-cash deal, if you prefer, we would consider a stock-for-stock exchange. Given the difference in our dividend payout ratios, a stock-for-stock transaction would give a substantial dividend pickup to your shareholders. It would also allow them to share in the upside of what will be not only one of the best-positioned gas companies in the country, but also one with tremendous market potential.

     Your reluctance to engage in any meaningful discussions regarding the benefits of a potential combination has compelled me to deliver our proposal in this manner at this time. My hope is that you will consider our proposal and immediately contact me so that we may proceed toward negotiations and the consummation of a transaction.

                                          Sincerely,

                                          /s/ GARY L. NEALE

     On April 18, 1999, the Company announced an unsolicited proposal to acquire Consolidated Natural Gas Company ("CNG"), which had previously entered into a definitive merger agreement with Dominion Resources, Inc. ("Dominion"). Also on April 18, 1999, Mr. Richard sent the following letter to Mr. Neale:

     CONFIDENTIAL

     April 18, 1999

     Mr. Gary L. Neale
     Chairman, President and Chief Executive Officer
     [NiSource Inc.]
     801 East 86th Avenue
     Merrillville, Indiana 46410-6272

     Dear Gary:

          This letter is in response to your unsolicited April 16th letter proposing the commencement of negotiations between our two companies of a transaction pursuant to which your company would acquire Columbia Energy Group.

          As I told you during our discussion on April 1, 1999, Columbia Energy is not for sale. We strongly believe that the long-term best interests of our company and our stockholders will be best served by Columbia Energy remaining independent and pursuing its strategic business plan.

          Notwithstanding our previous discussion, in light of your letter to me, I have presented your proposal to a meeting of our Board of Directors. After careful consideration, including the receipt of advice from our financial and legal advisors, our Board has agreed that Columbia Energy Group is not for sale and that there is no interest in negotiating any transaction with [NiSource].

          We plan to continue to treat our discussion and communications on this subject as highly confidential and assume that your company will continue to do so as well.

                                          Sincerely,

                                          /s/ OLIVER G. RICHARD III

     Approximately three weeks after the Company announced its offer for CNG, Mr. Neale called Mr. Richard to discuss the possibility of a transaction in which Parent would participate with the Company in acquiring CNG. Mr. Richard told Mr. Neale that he would consider the idea and call him back. Mr. Richard did not do so.

     On May 11, 1999, CNG announced that it had rejected the unsolicited bid by the Company and accepted an amended transaction with Dominion. Also on May 11, 1999, the Company announced that it was withdrawing its offer to acquire CNG.

     On May 28, 1999, Parent's financial advisor, Credit Suisse First Boston, contacted Salomon Smith Barney, the Company's financial advisor, to discuss a possible business combination of the Company and Parent. Salomon Smith Barney indicated that, after speaking with the Company, the clear message to Parent was that the Company had no interest in pursuing a transaction with Parent, that the Company Board had considered the prior letter from Parent and that the Company wished to reiterate very strongly the points made in its April 18 letter. Salomon Smith Barney also reported that the Company would view any public disclosure of this topic as a distinctly unfriendly act. Parent's financial advisor said that although Parent continued to desire to do a transaction on a friendly basis, it did intend to make its offer public.

     On June 2 through 4, 1999, NiSource Capital Markets, Inc., a wholly owned subsidiary of Parent, purchased a total of 179,900 Shares on the open market. See Schedule II to this Offer to Purchase.

     On June 7, 1999, Parent issued the following press release and delivered the attached offer letter to the Company:

          NiSource Inc. Offers $68 Per Share for Columbia Energy Group
             Combination Would Create Super-Regional Energy Company

          MERRILLVILLE, Ind., June 7 -- NiSource Inc. (NYSE: NI) announced today that it has offered to acquire Columbia Energy Group (NYSE: CG) for $5.7 billion, or $68 per share in cash. The offer is not subject to any financing contingency. The price represents a 30.7 percent premium over the average closing share price for Columbia common stock for the 20 trading days ended Friday, June 4, 1999. A copy of the offer letter is attached.

          NiSource Chairman, President and Chief Executive Officer Gary L. Neale said, "We're announcing this offer after a formal offer to the Columbia Board of Directors was rejected, repeated requests for discussion were ignored and Columbia's financial advisors informed us on May 28 that the company was unwilling to talk with us. We believe that all constituencies will find this offer to be so compelling that Columbia's Board will no longer be able to ignore it."

          Neale noted that the proposal is an outstanding offer for shareholders of both companies. "The acquisition is in line with NiSource's stated strategy of growing a natural gas distribution corridor between Chicago and New England. This combination will create a super-regional powerhouse capable of earnings growth in excess of 12 percent per year primarily from our core businesses. For Columbia's shareholders, the offer represents full and fair value in a six- to nine-month time frame with little regulatory risk. For NiSource's shareholders, this transaction is accretive in the first 12 months with minimal synergies required."

          The combination will make NiSource one of the largest natural gas companies in the country with 4 million distribution customers, pipelines connecting the Texas Gulf and the Atlantic coast, one of the largest natural gas storage providers in the country and complete Btu management services for customers. "The acquisition also delivers on NiSource's well-defined strategy to create a distribution value chain around our gas and electric businesses, bringing useful products and services to our customers as well as superior financial returns to our shareholders," Neale said.

          NiSource is a holding company with a market capitalization of approximately $3.6 billion whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine.

          This release contains forward-looking statements as defined in
     Section 21 E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

          NiSource's financial advisor is Credit Suisse First Boston. Legal counsel includes Schiff Hardin & Waite, Simpson Thacher & Bartlett, and Dewey Ballantine.

                  (Attachment -- on Gary L. Neale letterhead)

     June 7, 1999

     Mr. Oliver G. Richard III
     Chairman, President and Chief Executive Officer
     Columbia Energy Group
     13880 Dulles Corner Lane, Suite 400
     Herndon, VA 20171-4600

     Dear Rick:

          On April 1 at your offices in Herndon, Virginia, I gave you a letter with an all cash offer for Columbia. You asked that I withdraw that offer and that we meet on April 16 for further discussion. Instead, you canceled the meeting the day before, forcing us to send you a written offer on April 16. Two days later, you summarily dismissed our offer and launched your unsuccessful bid for CNG. We subsequently tried to reopen discussion through our respective bankers. On May 28 our bankers were told that you were unwilling to engage in any further discussion. A merger of our two companies has \substantial benefits to our respective shareholders, customers, and employees. Unfortunately, your refusal to discuss these benefits leaves us no alternative but to go public with our proposal.

          Therefore, NiSource hereby offers to acquire Columbia in a merger transaction in which Columbia shareholders would receive $68 per share, in cash. This represents a 30.7% premium over the average closing share price for Columbia's common stock for the 20 trading days ended Friday, June 4, 1999, and a premium to your all-time high stock price. We are confident that your shareholders will enthusiastically support our proposal.

          No further action on the part of our Board is required. Our proposal is not subject to any financing contingency, but only to customary conditions, including the execution of a definitive merger agreement and usual regulatory approvals. Our counsel has studied our companies' businesses, and we do not believe that our proposal raises any substantive regulatory or anti-trust issues. Indeed the combination would foster customer choice and further increase competition in the energy industry.

          Although we have found it necessary to make our proposal public, we continue to prefer to work together with you and your Board to complete a transaction. We believe negotiations can be completed very quickly and are prepared to commit all necessary resources to work with you. If you continue to be unwilling to engage in meaningful negotiations with us, however, we intend to take this offer directly to your stockholders.

          We hope to hear from you promptly.

                                          Sincerely,

                                          /s/ GARY L. NEALE

     cc: Board of Directors

     On June 7, 1999, the Company issued the following press release:

                         Columbia Energy Group Receives
                    Unsolicited Proposal From NiSource, Inc.

          HERNDON, Va. -- June 7, 1999 -- Columbia Energy Group today confirmed that it has received an unsolicited proposal from NiSource, Inc. which contemplates a merger transaction whereby NiSource would acquire all of Columbia's outstanding common stock for $68 per share in cash.

          Oliver G. Richard III, Columbia's chairman, president and CEO, responded to a letter from Gary L. Neale, chairman, president and CEO of NiSource, in the following letter sent today:

        Dear Gary:

        I am in receipt of your letter dated June 7, 1999. As we have communicated to you previously, Columbia Energy Group is not for sale and is not interested in any merger transaction in which another company acquires control of Columbia. Our return to shareholders over the last three years supports our belief that the best long-term interest of Columbia and its shareholders is for Columbia to remain an independent company free to implement over time its strategic business plan.

        Nevertheless, in light of the formal nature of the offer set forth in your letter, your offer will be considered by our Board of Directors. After the consideration of your offer by our Board, we will advise you of the Board's conclusions.

                                          Sincerely,

                                          Oliver G. Richard III

          Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Columbia companies serve customers in 34 states and the District of Columbia; over 60 percent of America's gas and electric revenue is derived in and around its principal operating region. Information about Columbia Energy Group (NYSE: CG) is available on the Internet at www.columbiaenergygroup.com.

     On June 10, 1999, Parent issued the following press release:

             Shareholders Want Columbia to Negotiate With NiSource

          MERRILLVILLE, Ind., June 10 -- NiSource Inc. (NYSE: NI) today announced that it is "extremely encouraged" by the highly successful series of meetings over the last three days with the shareholders of Columbia Energy Group (NYSE: CG) to discuss NiSource's offer to acquire the company for $5.7 billion, or $68 per share in cash.

          NiSource Chairman, President and Chief Executive Officer Gary Neale said, "We're extremely gratified by the response we've had from Columbia Energy's shareholders to our request for a dialogue with Columbia management. We've met shareholders representing over 30 percent of Columbia's outstanding common stock, including six of the eight largest shareholders. These investors are surprised that Columbia's management has refused to meet with us and has stated that the company is 'not interested in any merger transaction in which another company acquires control of Columbia'."

          "We're also aware that at least three class-action shareholder lawsuits have been filed regarding Columbia's refusal to negotiate with us," added Neale. "We hope these suits, along with the strong support and encouragement we've received this week in our meetings with shareholders, will persuade Columbia's board of directors to negotiate with us."

          Neale noted that the proposal as it stands, is an outstanding offer for shareholders of both companies. "When the Columbia board considers our offer, we hope they recognize that our proposal creates tremendous value for their shareholders, employees, customers and local communities."

          Neale added that this is just the beginning. "We are actively encouraging every shareholder to call, write, e-mail or fax the Board of Directors with the message that it's time to come to the table and negotiate with NiSource."

          NiSource Inc. is a holding company with a market capitalization of approximately $3.6 billion whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine.

          Contact:  Investors, Dennis Senchak or Rae Kozlowski,
     219-647-6083, or Media, Maria Hibbs, 219-647-6201, all of NiSource Inc.; or Investors, Wendy Wilson, 312-255-3033, or Media, Larry Larsen, 312-255-3084, both of Hill & Knowlton

     On June 10, 1999, the Company issued the following press release:

             Columbia Energy Group Board Rejects NiSource Proposal;
                       Reaffirms Company is Not for Sale

          HERNDON, Va., June 10 -- Columbia Energy Group announced today that its board of directors has unanimously rejected the unsolicited merger proposal from NiSource, Inc. to acquire all of Columbia's outstanding common stock. The board also reaffirmed that Columbia is not for sale.

          Oliver G. Richard III, Columbia's chairman, president and chief executive officer, informed Gary L. Neale, NiSource chairman, president and CEO, of the Columbia board's decision today in the following letter:

             Our Board of Directors met today to consider your most recent unsolicited proposal. After careful deliberation, and in accordance with its fiduciary duties, the Board unanimously rejected your proposal, having concluded that it is not in the best interests of Columbia Energy Group and its shareholders. The Board made this determination after receiving extensive and thorough reports from our management and legal and financial advisors, including an opinion from Salomon Smith Barney that the proposed consideration is inadequate. Your proposal threatens to deprive Columbia shareholders of the substantial value that Columbia's existing strategic plan will create.

             The directors of Columbia Energy Group (all of whom are outside directors except me) have substantial experience in business matters and are committed to enhancing shareholder value by growing the business consistent with our strategic plan. Since I joined Columbia in 1995, our total rate of return has outperformed the S&P 500 and the S&P Natural Gas Index, and has been approximately double that of your company. The Board of Directors believes Columbia's stock does not fully reflect our true earnings potential. This only strengthens our resolve to prevent another company from taking advantage of this current anomaly and reaping for itself the significant values inherent in our strategic plan.

             Our strategic plan, which has guided Columbia's strong performance since 1995, calls for continued growth in both the regulated and nonregulated sectors of our business. Our specific strategies include: driving earnings growth in our transmission and distribution segments through both new business opportunities and continued cost reduction, redeploying cash in higher-return nonregulated business segments, and building on Columbia's established position to prosper in the emerging deregulated energy industry.

             We believe in the future of Columbia as an independent public company. Our decision not to pursue your proposal is final. We will resist any efforts that could deprive our shareholders of the long-term values inherent in Columbia.

          "Columbia's strong performance over the past four years, its current strategic plan and its outstanding growth opportunities represent advantages that our board has concluded should be received by Columbia's shareholders rather than those of another company," said Richard. "In our opinion, a number of NiSource's public statements, including their expectations as to the regulatory timing and the potential benefits of their strategy for a combined company, are simply not realistic."

          Columbia's financial advisor is Salomon Smith Barney, and it has recently added Morgan Stanley Dean Witter as co-financial advisor. Legal counsel is Sullivan & Cromwell.

          Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Columbia companies serve customers in 34 states and the District of Columbia; over 60 percent of America's gas and electric revenue is derived in and around its principal operating region.

          Information about Columbia Energy Group (NYSE: CG) is available on the Internet at www.columbiaenergygroup.com.

     This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, electricity, propane and petroleum and changes in general economic conditions.

     Later on June 10, 1999, Parent issued this press release:

            NiSource to Pursue Transaction for Columbia Energy Group

                   "We Are Not Going Away; We Are Undeterred"

     MERRILLVILLE, Ind., June 10 -- NiSource Inc. (NYSE: NI) announced today that it intends to pursue its $5.7 billion, or $68 per share, cash offer for Columbia Energy Group announced earlier this week.

     "We're disappointed, but not surprised, at the rejection of our offer," said Gary Neale, NiSource Chairman, President and Chief Executive Officer. "This is another example of the entrenched attitude of Columbia's management, who have refused to hear their shareholders."

     "During the last 72 hours, we've met with shareholders who own more than 35 percent of Columbia. They are sophisticated professionals who understand full well the value of their investment, and who have been vocal in their support for our offer. We believe they will not accept the dismissive tone of Columbia's response, and will continue to express their support for our position that it is time to negotiate with NiSource," Neale said.

     Neale added, "While we're disappointed, we're not deterred. We can't believe that our offer received a thorough review in the short period since making it public on Monday. Columbia's announcement does not mean we are going away. We're determined to complete this transaction, which we believe creates value for both companies' shareholders."

     NiSource Inc. is a holding company with a market capitalization of approximately $3.6 billion whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine.

     For more information, contact Investors, Dennis Senchak or Rae Kozlowski, 219-647-6083, or Media, Maria Hibbs, 219-647-6201, all of NiSource Inc.; or Investors, Wendy Wilson, 312-255-3033, or Media, Larry Larsen, 312-255-3084, both of Hill & Knowlton.

     On June 22, 1999, Parent tried to initiate discussions with the Company. No significant discussions took place.

     On June 24, 1999, Parent and its affiliates filed two lawsuits against the Company and its directors. See "Certain Litigation" in Section 15. Also on June 24, 1999, Parent issued the following press release and delivered the referenced letter to the Company:

          NiSource to Commence Tender Offer for Columbia Energy Group

           "Your Actions Leave Us With Only One Alternative: To Take
                  Our Proposal Directly to Your Stockholders"

          MERRILLVILLE, Ind., June 24 -- NiSource Inc. (NYSE: NI) today announced it will commence a tender offer for all the outstanding shares of Columbia Energy Group (NYSE: CG) at $68 per share in cash.

          Gary Neale, NiSource Chairman, President and Chief Executive Officer, in a letter to Oliver "Rick" Richard, Columbia's Chairman, President and Chief Executive Officer, said:

         Dear Rick:

              NiSource has now made repeated efforts to meet with Columbia in an attempt to negotiate the terms of a compelling merger transaction that could be presented to Columbia's stockholders as the joint effort of both companies' Boards and managements. We are disappointed that rather than recognize your Board's fiduciary responsibility to explore a potential transaction that could provide full and fair value to your stockholders, Columbia's only response has been to state its entrenched position that Columbia is not for sale.

              Based on our meetings with your largest stockholders, we believe that your stockholders have lost faith in your Board's willingness to act in their best interests. Your actions leave us with only one alternative: to take our proposal directly to your stockholders. We are going to commence a tender offer to acquire all outstanding shares of Columbia Common Stock at $68 per share in cash and intend to nominate a slate of nominees for election to your Board of Directors at your next annual meeting. In mean time, we intend to nominate an independent candidate for election to your Board of Directors to fill the fifth Class III directorship required under your certificate of incorporation.

              We regret that we have to resort to these actions. We have made it clear that we intend to pursue this transaction to its end. We will not be deterred by the actions of your Board. Your stockholders have been extremely supportive of our actions and we will continue to fight to deliver this value to our stockholders and to the stockholders of Columbia.

              As we have stated repeatedly, we are prepared to increase our cash offer if the Columbia Board agrees to cooperate with us and negotiate a definitive merger agreement. We are spending valuable resources pursuing this transaction without your cooperation; resources that could be better utilized to deliver higher value to your stockholders.

              We still hope that your Board will reconsider and meet with us to determine whether an agreement can be reached. When your Board recognizes that its fiduciary duties require consideration of the sale of Columbia, please call me.

                                          Sincerely,

                                          /s/ GARY NEALE

          The company expects to commence the tender offer on Friday, June 25, 1999. The dealer manager for the offer will be Credit Suisse First Boston. The information agent for the tender offer will be Innisfree M&A Incorporated.

          NiSource also announced that it is commencing litigation today against Columbia and its directors in Delaware, making a number of claims under state and federal law. NiSource's action in the Delaware Chancery Court seeks to provide Columbia's shareholders the opportunity to elect its fifth Class III director.

          This seat is open because Columbia failed to provide for a shareholder vote on the election of a successor to a retiring director. Only four directors were elected at the 1999 annual meeting of shareholders, even though five directors were required to be elected to maintain the minimum number of directors dictated by Columbia's certificate of incorporation and by-laws. Columbia's certificate of incorporation mandates that the Board of Directors have at least 13 directors, divided into three classes and with each to serve a three-year term.

          NiSource Inc. is a holding company with a market capitalization of approximately $3.6 billion whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine.

         CONTACT:  Investors, Dennis Senchak, 219-647-6085, Rae
                   Kozlowski, 219-647-6083, of NiSource Inc.; or Wendy Wilson of Hill & Knowlton, 312-255-3033, for
                   NiSource, Inc.; media, Maria Hibbs of NiSource Inc., 219-647-6201, Larry Larsen of Hill & Knowlton,
                   312-255-3084, for NiSource, Inc.

     12. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.

     Purpose. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate the Proposed Merger. The purpose of the Proposed Merger under these circumstances would be to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares owned by the Offeror, Parent or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by stockholders who perfect available dissenters' rights under the DGCL) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Although the Offeror commenced the Offer to acquire all of the Shares for cash, Parent is seeking to negotiate with the Company, in conjunction with or in substitution for, the Offer, a merger or other business combination in which holders of the Shares would receive consideration consisting of cash or equity securities of Parent or a combination of both. In the event Parent is successful in negotiating such a merger or other business combination, the Offeror reserves the right to amend the Offer (including the number of Shares to be purchased and the proposed Offer Price) or, if such a merger or other business combination does not contemplate a tender offer, to terminate the Offer without purchasing any Shares thereunder.

     In the event that the Offeror acquires Shares which, together with Shares beneficially owned by the Offeror and its affiliates, constitute at least 90% of the outstanding Shares (assuming satisfaction of the Offer conditions), Parent currently intends to transfer (and cause any such affiliates to transfer) the Shares owned by Parent and any such affiliates to the Offeror to permit the Offeror to consummate a "short-form" merger pursuant to Section 253 of the DGCL.
Section 253 of the DGCL provides that if the Offeror owns at least 90% of the outstanding Shares, the Offeror may merge with the Company without approval or any other action on the part of the Board of Directors or the stockholders of the Company. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, the Offeror will be able to, and intends to, effect the Proposed Merger without a meeting of holders of Shares.

     If the Offeror purchases a sufficient number of Shares to satisfy the Minimum Condition, but does not purchase a sufficient number of Shares to effect a "short-form" merger, the Offeror would seek to effect a merger of the Offeror with the Company pursuant to Section 251 of the DGCL. Under the Company's certificate of incorporation and the DGCL, approval of the Company Board and a vote of at least a majority of the outstanding Shares entitled to vote thereon would be required to approve such a merger. If the Minimum Condition is satisfied, the Offeror would have a sufficient number of votes to effect the stockholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of stockholders. Approval of such a merger would nonetheless also require the approval of the Company Board.

     If a Proposed Merger Agreement has not been executed, the Offeror or an affiliate of the Offeror may, either following the consummation or termination of the Offer (whether or not the Offeror purchases Shares pursuant to the Offer), or from time to time thereafter, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer. Alternatively, the Offeror and its affiliates reserve the right to sell or otherwise dispose of any or all of the Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

     Parent and the Offeror have commenced litigation seeking to eliminate obstacles to the consummation of the Offer and the Proposed Merger. See Section 15.

     The precise timing and other details of the Proposed Merger or any other merger or business combination transaction will depend on a variety of factors such as general economic conditions and prospects, the prices of Parent's common shares and of the Shares, interest rates, the level of the stock markets, the future prospects, asset value and earnings of the Company, the number of Shares acquired by the Offeror pursuant to the Offer or otherwise and the applicable statutory requirements under Delaware law. The Offeror can give no assurance that a merger or other business combination will be proposed or that, if it is proposed, it will not be delayed or abandoned. The Offeror expressly reserves the right not to propose any merger or similar business combination involving the Company, or to propose a merger or other business combination on terms other than those set forth herein, and its ultimate decision could be affected by information hereafter obtained by the Offeror, changes in general economic or market conditions or in the business of the Company or other factors.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FROM THE COMPANY'S STOCKHOLDERS. ANY SOLICITATION OF PROXIES WHICH PARENT OR THE OFFEROR UNDERTAKES WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     Stockholder Approval. The DGCL requires that unless otherwise provided by the Company's Charter, the Proposed Merger be approved by the affirmative vote of the holders of at least a majority of the outstanding Shares. The Minimum Condition requires that there shall have been validly tendered and not properly withdrawn prior to the Expiration Date a number of Shares which, together with the Shares owned by

Parent, represents at least 51% of the voting power (determined on a fully diluted basis) on the date of purchase of all securities entitled to vote generally in the election of directors or in a merger. Upon consummation of the Offer and assuming the Minimum Condition is satisfied, the Offeror will own sufficient Shares to enable it to effect stockholder approval of the Proposed Merger (subject to the requirements of the Delaware Takeover Statute) with the affirmative vote of the Shares owned by it.

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     Delaware Takeover Statute. In general, the Delaware Takeover Statute prohibits any person who is the beneficial owner of 15% or more of the outstanding voting stock of a corporation from engaging in certain business combinations (including the Proposed Merger) with such corporation for a period of three years following the date on which such person became a Statutory Interested Stockholder, unless: (i) either the transaction by which such person became a Statutory Interested Stockholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became a Statutory Interested Stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming a Statutory Interested Stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding shares owned by (a) persons who are both officers and directors of the corporation and (b) employee stock plans of the corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) subsequent to the date on which such person became a Statutory Interested Stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at a meeting called for that purpose, of at least two-thirds of the outstanding voting stock not beneficially owned by the Statutory Interested Stockholder or any of its affiliates or associates or by persons who are either directors or officers and also employees of the Statutory Interested Stockholder.

     The Delaware Takeover Statute Condition will be satisfied if, prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer and the Proposed Merger or if the Offeror acquires at least 85% of the Eligible Voting Stock of the Company upon consummation of the Offer. Parent hereby requests that the Company Board approve the Offer and the Proposed Merger for all purposes, including the Delaware Takeover Statute. Under the circumstances of the Offer and under applicable law, the Offeror believes that the Company Board is obligated by its fiduciary responsibilities to approve, pursuant to the Delaware Takeover Statute, the acquisition of Shares pursuant to the Offer and the Proposed Merger. However, there can be no assurance that the Company Board will do so. If the Company Board does not so approve the Offer and the Proposed Merger but upon consummation of the Offer the Offeror and Parent together own at least 85% of the Eligible Voting Stock of the Company, then the restrictions on business combinations contained in the Delaware Takeover Statute would not be applicable.

     THE OFFER IS CONDITIONED UPON THE DELAWARE TAKEOVER STATUTE CONDITION BEING SATISFIED.

     Utility Regulatory Approval Condition. Consummation of the Offer is conditioned upon the receipt of various required federal, state and local public utility regulatory consents and approvals, such consents and approvals becoming Final Orders (as defined in the Introduction) and such Final Orders not imposing terms or conditions which would have, or would be reasonably likely to have, a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of Parent and the Company and their respective subsidiaries on a consolidated basis. See the Introduction and
Section 15.

     The Offeror believes that it is possible for the Utility Regulatory Approval Condition to be satisfied, and that the Offer could therefore be consummated, within twelve to eighteen months after the date of this Offer to Purchase, assuming that all other conditions to the Offer have been satisfied. However, if the Company were to support the Proposed Merger, the Offeror believes that it is possible for the Utility Regulatory Approval Condition to be satisfied, and that the Proposed Merger could therefore be consummated, within six to nine months after such support is obtained, assuming that there is no substantial opposition by any third party intervenor with respect to the regulatory approvals contemplated in the Utility Regulatory Approval Condition.

     THE OFFER IS CONDITIONED UPON THE UTILITY REGULATORY APPROVAL CONDITION BEING SATISFIED.

     Appraisal Rights in Connection with the Offer. Stockholders do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, stockholders of the Company at the time of the Proposed Merger who do not vote in favor of the Proposed Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Proposed Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Proposed Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Proposed Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS THAT MAY BE AVAILABLE IN CONNECTION WITH THE PROPOSED MERGER. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger following the purchase of Shares pursuant to the Offer. Rule 13e-3 should not be applicable to the Proposed Merger if the Proposed Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Proposed Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Offeror is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Offeror may be required to comply with Rule 13e-3. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger or such alternative transaction and the consideration offered to minority stockholders in the Proposed Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Proposed Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the

Company being able to terminate its Exchange Act registration. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to the Proposed Merger or such alternative transaction.

     Plans for the Company. In connection with the Offer and the Proposed Merger, Parent has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that it might consider in the event that the Offeror acquires control of the Company, whether pursuant to the Offer and the Proposed Merger or otherwise.

     Parent does not have any current plans to dispose of any businesses or other assets of the Company or to effect any changes in its operations, except that it will consider possible changes in the Company's headquarters operations. If Parent acquires control of the Company, it intends to conduct a further review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, it is possible that Parent might modify its current plans not to dispose of any businesses or other assets of the Company and not to effect any changes in the Company's operations other than as described above.

     Except as indicated in this Offer to Purchase, neither Parent nor the Offeror has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of this Offer to Purchase, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) issues or sells any additional securities of the Company or otherwise causes an increase in the number of outstanding securities of the Company or (iii) acquires currently outstanding Shares or otherwise causes a reduction in the number of outstanding Shares, then, subject to the provisions of Section 14, the Offeror, in its sole discretion, may make those adjustments that it deems appropriate in the Offer Price and the other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after the date of this Offer to Purchase, the Company declares or pays any dividend on the Shares, other than the regular quarterly dividend of not more than $.225 per Share, or makes any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Offeror or its nominee or transferee on the Company's share register of the Shares purchased pursuant to the Offer, then, subject to the provisions of Section 14, (i) the Offer Price payable by the Offeror pursuant to the Offer will be reduced by the amount of any cash dividend or cash distribution and (ii) any non-cash dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholders for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending this remittance and subject to applicable law, the Offeror will be entitled to all rights and privileges as owner of this non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by the Offeror in its sole discretion.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror's rights to extend and amend the Offer at any time in its sole discretion, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment of or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if the Offeror in its sole discretion determines, at or prior to the expiration of the Offer, that any one or more of the Minimum

Condition, the Delaware Takeover Statute Condition or the Utility Regulatory Approval Condition has not been satisfied or if, at any time after March 31, 1999 and prior to acceptance for payment of Shares, any of the following events shall have occurred or shall be determined by Parent or the Offeror to have occurred:

          (a) there shall have been threatened, instituted or pending any action, proceeding, claim or application by any government or governmental regulatory or administrative authority or agency, domestic, foreign or supranational, or by any other person, domestic or foreign, before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, that (i) challenges or seeks to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit, or which is likely to impose, in the sole judgment of the Offeror, voting, procedural, price or other requirements in addition to those required by the provisions of the DGCL described in Section 12 and federal securities law in connection with the acquisition of Shares by the Offeror or any of its affiliates, the making of the Offer, the acceptance for payment of or payment for Shares by the Offeror or any of its affiliates or the consummation of the Proposed Merger or any other business combination involving the Company or the performance of any of the contracts or other arrangements entered into by the Offeror or any of its affiliates in connection with the acquisition of the Company, seeking to obtain any material damages as a result thereof or otherwise directly or indirectly relating to the Offer or the Proposed Merger or such other business combination, (ii) seeks to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Offeror or any of its affiliates of all or any portion of the business or assets of the Company or any of its subsidiaries or the Offeror or any of its affiliates or to compel the Offeror or any of its affiliates to dispose of or to hold separately all or any portion of the business or assets of the Company or any of its subsidiaries or the Offeror or any of its affiliates, (iii) seeks to impose or confirm limitations on the ability of the Offeror or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote the Shares acquired or owned by Parent or the Offeror or any of its affiliates on all matters properly presented to the stockholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) seeks to require divestiture by Parent or the Offeror or any of its affiliates of any Shares, (v) might result, in the sole judgment of the Offeror, in a diminution of the benefits expected to be derived by the Offeror or any of its affiliates as a result of the Offer or the Proposed Merger or any other business combination involving the Company, or in a diminution of the value of the Shares or the Company or any of its subsidiaries to the Offeror or any of its affiliates or (vi) challenges or adversely affects the financing of the Offer or the Proposed Merger or any other business combination involving the Company; or

          (b) other than the application of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the necessity for the approvals and other actions by any domestic (federal and state) or foreign or supranational governmental, administrative or regulatory agency described in Section 15, there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Proposed Merger or any other business combination involving the Company, by any government or governmental, regulatory or administrative agency or authority or by any court or tribunal, in each case whether domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, decision, order or injunction that, in the sole judgment of the Offeror, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

          (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, stockholders' equity, financial condition, capitalization, licenses, franchises, permits, operations, results of operations or prospects of the Company or any of its subsidiaries or affiliates (or the Offeror shall have become aware thereof) or in general economic or financial market conditions in the United States or abroad that, in the sole judgment of the Offeror, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or the Offeror shall have become aware of any facts that, in the sole judgment of the Offeror, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Parent or the Offeror or any of its affiliates; or

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or in the market price of the Shares, (iii) any change in the general political, market, economic or financial conditions in the United States that could, in the sole judgment of the Offeror, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government or governmental authority or agency, domestic or foreign, on, or other event that, in the sole judgment of the Offeror, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Offeror shall have otherwise deemed that (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to March 31, 1999, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule with the Commission shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or affiliates, or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

          (f) the Company or any of its subsidiaries shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any outstanding Shares or other securities of the Company or any subsidiary thereof, (iii) issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, (A) any additional Shares, shares of any other class or series of capital stock, other voting securities, or any securities convertible into or exchangeable or exercisable for any of the foregoing, or options, rights or warrants, conditional or otherwise, to acquire any of the foregoing, except for the issuance of Shares assumed to be reserved as of March 31, 1999 for issuance pursuant to the exercise of then outstanding employee stock options, in accordance with their terms as publicly disclosed as of March 31, 1999 or
     (B) any other securities or rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other debt or equity securities of any subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any of the foregoing, (v) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on, or in respect of, any Shares (except for the $.225 regular quarterly dividend), (vi) altered or proposed to alter any material term of any outstanding security of the Company or any of its subsidiaries,
     (vii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any debt securities or securities convertible into or exchangeable or exercisable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or otherwise incurred, authorized or proposed the incurrence of, any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants,
     (viii) authorized, recommended, proposed, effected or announced its intention to engage in any merger (other than the Proposed Merger), consolidation, liquidation, dissolution, business combination, acquisition (including by way of exchange) of assets or securities, disposition (including by way of exchange) of assets or securities, joint venture, release or relinquishment of any material contract or other rights of the Company or any of its affiliates or any comparable event not in the ordinary course of business, (ix) authorized, recommended, proposed or announced its intent to enter into, or entered into, any agreement or arrangement with any person, entity or group that, in the sole judgment of the Offeror, has or may have material adverse significance with respect to the value of the Company or any of its affiliates, or the value of the Shares to the Offeror or any of its affiliates, (x) amended or proposed, adopted or authorized any amendment to the Charter or the By-Laws or similar organizational documents of the Company or any of its subsidiaries or the Offeror shall have learned that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed, (xi) entered into or amended any employment, severance or similar agreement, arrangement or plan with or for the benefit of any employee of the Company or any of its subsidiaries (other than in the ordinary course of business) or so as to provide for increased or accelerated benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by the Offeror or the consummation by the Offeror or any of its affiliates of the Proposed Merger or any other business combination involving the Company, (xii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its affiliates, or the Offeror shall have become aware of any such action which shall not have been previously disclosed, or (xiii) agreed in writing or otherwise to take any of the foregoing actions; or

          (g) the Offeror shall become aware (i) that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Offeror or any of its affiliates of the Proposed Merger or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the sole judgment of the Offeror, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries (including without limitation any event of default that may occur as a result of or in connection with the Offer, the consummation by the Offeror or any of its affiliates of the Proposed Merger or any other business combination involving the Company) or the value of the Shares to the Offeror or any of its affiliates or the consummation by the Offeror or any of its affiliates of the Proposed Merger or any other business combination involving the Company, or (iii) that any report, document, instrument, financial statement or schedule of the Company filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

          (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any approval, permit, authorization or consent of any domestic or foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) (including those described or referred to in Section 15) which is required or believed to be appropriate shall not have been obtained on terms satisfactory to Parent in its sole discretion; or

          (i) (i) the Offeror or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Proposed Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company or any of its subsidiaries or (ii) the Offeror or any of its affiliates and the Company shall have agreed that the Offeror shall amend or terminate the Offer or postpone the payment for the Shares pursuant thereto;

which, in the sole judgment of the Offeror with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by the Offeror or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror in whole or in part at any time and from time to time in its sole discretion. Any determination by the Offeror concerning the events described above shall be final and binding upon all parties including tendering stockholders. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

     15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission, neither the Offeror nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Offeror's acquisition of Shares as contemplated in this Offer or (ii) any filing, approval or other action by or with any governmental authority, administrative or regulatory agency or authorization, domestic or foreign, that would be required for the acquisition or ownership of the Shares by the Offeror pursuant to this Offer as contemplated herein. Should any approval or other action be required, Parent and the Offeror contemplate that this approval or action would be sought. There can be no assurance that any approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company or businesses of the Company, Parent or the Offeror, or that certain parts of the businesses of the Company, Parent or the Offeror might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain approval or action or in the event that approvals were not obtained or actions were not taken, any of which could cause the Offeror to elect to terminate the Offer without the purchase of the Shares thereunder. The Offeror's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See the Introduction, Section 14 and this Section 15.

     PUBLIC UTILITY REGULATION

     The Offer is conditioned upon receipt of Final Orders from the various federal and state commissions described below that do not impose terms or conditions which would have, or would be reasonably likely to have, a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of Parent and the Company and their respective subsidiaries on a consolidated basis. There can be no assurance as to the timing of such approvals, that such approvals will be obtained or, if obtained, that they will not contain terms, conditions or qualifications that cause them to fail to satisfy the Utility Regulatory Approval Condition. Parent and the Offeror intend to apply for all approvals required to consummate the Offer and the Proposed Merger as promptly as practicable after the date of this Offer to Purchase.

     1935 Act. Parent is a holding company currently exempt from most provisions of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). The Company is a registered holding company subject to the provisions of the 1935 Act.

     Parent is required to obtain Commission approval under the 1935 Act to purchase Shares pursuant to the Offer and consummate the Proposed Merger. Parent intends to file an application with the Commission seeking the necessary approval under the 1935 Act. Although Parent believes that Commission approval of the transaction under the 1935 Act on terms acceptable to Parent should be granted, it is not possible to predict with certainty the timing of such approval or whether the approval will be obtainable on terms acceptable to Parent.

     Under the standards of the 1935 Act applicable to the transaction, the Commission must, in effect, find that (i) consummation of the Offer or the Proposed Merger, as the case may be, would not tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the Offer or the Proposed Merger is reasonable, and (iii) consummation of the Offer or the Proposed Merger would not unduly complicate the capital structure of the holding company system or be detrimental to the proper functioning of the holding company system. The Commission also must find that the transaction would comply with applicable state law, tend towards the development of an integrated public utility system and otherwise conform to the 1935 Act's integration and corporate simplification standards. In addition, in order to combine, as is contemplated, an electric utility system and a gas utility system, the Commission must find that the additional non-primary system cannot be operated as an independent system without the loss of substantial economies, the additional system is located in one state or in adjoining states, and the combined systems are not so large that they would impair localized management, efficient operation or the effectiveness of regulation.

     Upon consummation of the Offer, Parent will be required to become a registered public utility holding company under the 1935 Act by filing a registration statement with the Commission.

     The 1935 Act limits the activities of registered holding company systems to the utility business and other businesses functionally related to the utility business. The Commission may require as a condition to its approval of the transaction under the 1935 Act that Parent divest within a reasonable time after the closing any of its businesses which engage in activities which are found not to be functionally related to the utility operations of the combined companies after the acquisition. In several cases, the Commission has allowed the retention of businesses engaging in non-utility activities or deferred the question of divestiture for a substantial period of time. In those cases in which divestiture has been required, the Commission has usually allowed enough time to complete the divestiture to allow the applicant to avoid an untimely or premature sale of the divested assets. Parent believes functional relationships, policy reasons and prior Commission decisions support the retention of its non-utility investments or, alternatively, support deferring the question of divestiture for a substantial period of time. Accordingly, Parent intends to request in its 1935 Act application that it be allowed to retain its non-utility investments or, in the alternative, that the question of divestiture be deferred.

     Federal Power Act. Section 203 of the Federal Power Act provides that a public utility may not sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its facilities with those of any other person, or acquire, purchase or take any security of any other public utility, without first having obtained authorization from the Federal Energy Regulatory Commission ("FERC"). The Company has subsidiaries that engage in electric power marketing and therefore such subsidiaries are public utilities under the Federal Power Act. The Company's public utility subsidiaries have filed wholesale power sales contracts and rate schedules with FERC. FERC's approval under Section 203 is required before the Offeror may consummate the Offer or the Proposed Merger. FERC must find that the transaction is "consistent with the public interest," after public notice and opportunity for a hearing.

     Pursuant to a Merger Policy Statement that it adopted in 1996, FERC determines whether a merger is consistent with the public interest by evaluating the effect of the merger on (i) competition, (ii) rates and (iii) state and federal regulation of the merging companies and their utility subsidiaries. In evaluating the effects of a merger on competition, FERC analyzes the market power of merging companies and their subsidiaries in electric generation and electric transmission. FERC evaluates market power in relevant geographic and product markets utilizing an initial screening test for market power based upon U.S. Department of Justice/Federal Trade Commission merger guidelines. FERC will also examine the competitive circumstances in the relevant upstream natural gas market and the effect of entry into that market and the competitive circumstances in the downstream wholesale electric market and the effect of entry into that market to evaluate, based on the circumstances in the upstream gas market and downstream wholesale electricity market, whether the merger may create or enhance the incentive for the combined company to adversely affect electricity prices and output in the downstream electricity market.

     FERC has examined the second factor, the effect on rates, by focusing on ratepayer protections designed to insulate electric wholesale and transmission customers from any harm resulting from a merger.

     With respect to a merger's effect on state regulation, FERC has declared that generally it intends to rely on state public utility commissions to exercise their authority to protect state interests where the state commissions have authority to act on the merger.

     With respect to federal regulation, FERC has focused on the potential shift in regulation from FERC to the Commission as the result of the creation, by the merger, of a registered public utility holding company under the 1935 Act. Pursuant to its Merger Policy Statement, in such cases FERC has accepted a commitment by the merging companies to abide by FERC's policies with respect to affiliate transactions within the holding company structure as a basis upon which to find the proposed registered holding company structure will not have an adverse effect on effective regulation by FERC.

     On April 24, 1998, FERC issued for public comment a number of proposed modifications to its Merger Policy Statement. Although Parent believes that FERC approval of the transaction under Section 203 of the Federal Power Act should be granted, it is not possible to predict with certainty the timing of such approval or whether the approval will be obtainable on terms acceptable to Parent.

     Parent's electric utility and power marketing subsidiaries are currently authorized by FERC to sell electric power at wholesale in interstate commerce at market-based rates. The Company's power marketing subsidiaries have similar authorizations from FERC. These authorizations, which were obtained under
Section 205 of the Federal Power Act, were predicated in part on FERC's finding that Parent and the Company directly and through their subsidiaries lack market power over the generation and transmission of electric energy. The subsidiaries of Parent and the Company that hold these authorizations are required to report changes in status that could result in a change in the facts FERC relied upon in approving market-based rates. Pursuant to this requirement, Parent's and the Company's subsidiaries that are authorized to sell wholesale power in interstate commerce at market-based rates will file notifications of a "change in status" with FERC. These notifications will inform FERC of the Proposed Merger and advise FERC that Parent's electric utility and power marketing subsidiaries will treat the Company and its subsidiaries as affiliates during the pendency of the Proposed Merger.

     Public Utility Regulatory Policies Act of 1978. Subsidiaries of the Company hold various ownership interests in certain natural gas-fueled cogeneration power plants in operation and under construction and development. Pursuant to the Public Utility Regulatory Policies Act of 1978, cogeneration power plants ("qualifying facilities") that are not owned more than 50 percent by an electric utility or electric utility holding company as defined in FERC's implementing regulations and which meet certain operational requirements are exempt from regulation under the 1935 Act and certain provisions of the Federal Power Act and state utility law. Upon consummation of the Offer or the Proposed Merger, as the case may be, the Company and its subsidiaries will be affiliated with Parent and its subsidiaries and the ownership interests in these cogeneration power plants will be included in the percentage ownership by an electric utility or electric utility holding company. Parent will request a temporary waiver from FERC to preserve the qualifying facility status of each project notwithstanding Parent's ownership for a period of time sufficient to allow Parent to divest its interest following the Proposed Merger. If such waiver is not timely received, however, dispositions of some or all of the Company's interests in these cogeneration power plants may be required to be made prior to or simultaneously with the consummation of the Proposed Merger.

     Kentucky Commission. The Company's wholly owned subsidiary Columbia Gas of Kentucky, Inc. is subject to the jurisdiction of the Kentucky Public Service Commission (the "Kentucky Commission"). The acquisition of control of any utility furnishing utility service in Kentucky is subject to approval by the Kentucky Commission. The standard for approval is whether a proposed acquisition is made for a proper purpose, is consistent with the public interest, and is otherwise consistent with applicable law. Parent intends to file an application seeking the approval of the Kentucky Commission consistent with these requirements.

     Maine Commission. Parent's wholly owned subsidiary Northern Utilities, Inc. is subject to the jurisdiction of the Maine Public Utilities Commission (the "Maine Commission"). Approval of the Proposed Merger by the Maine Commission may be required. The reorganization of any person who owns directly, indirectly, or through a chain of successive ownership, 10% or more of the voting securities of a Maine public utility is subject to approval by the Maine Commission. The standard for approval is whether a proposed reorganization is consistent with the interests of the utility's ratepayers and investors. Parent will seek any necessary regulatory approvals.

     Maryland Commission. The Company's wholly owned subsidiary Columbia Gas of Maryland, Inc. is subject to the jurisdiction of the Maryland Public Service Commission (the "Maryland Commission"). Approval of the Proposed Merger by the Maryland Commission is required. The standard for approval is whether the transaction complies with the requirements of Maryland law governing public service companies and is required or is consistent with the public interest. Parent intends to file an application seeking the approval of the Maryland Commission consistent with these requirements.

     New Hampshire Commission. Parent's wholly owned subsidiary Northern Utilities, Inc. is subject to the jurisdiction of the New Hampshire Public Utilities Commission (the "New Hampshire Commission"). Legislation was passed in New Hampshire which would have the effect of authorizing the New Hampshire Commission to review transactions such as the Proposed Merger. If the legislation is signed into law and becomes applicable to the Proposed Merger, Parent will comply with the requirements of the legislation and seek any necessary regulatory approvals.

     Ohio Commission. The Company's wholly owned subsidiary Columbia Gas of Ohio, Inc. is subject to the jurisdiction of the Public Utilities Commission of the State of Ohio (the "Ohio Commission"). The Proposed Merger would not trigger Ohio Commission jurisdiction under Ohio statutes regulating securities issuances or mergers or acquisitions involving Ohio utilities. However, approval of the Proposed Merger may be required under Ohio law based on the Ohio Commission's supervisory jurisdiction over Ohio public utilities and persons or companies owning, leasing or operating such public utilities in which case Parent must demonstrate that the Proposed Merger will promote the public interest and that no class of Ohio utility customers will be adversely affected. Parent will seek any necessary regulatory approvals.

     Pennsylvania Commission. The Company's wholly owned subsidiary Columbia Gas of Pennsylvania, Inc. is subject to the jurisdiction of the Pennsylvania Public Utility Commission (the "Pennsylvania Commission"). The issuance of a certificate of public convenience may be required in connection with consummation of the Offer and the Proposed Merger. The standard for approval is whether the transaction is necessary or proper for the service, accommodation, convenience or safety of the public. This standard has been applied by the Pennsylvania Commission to require that the companies demonstrate that the transaction will affirmatively promote the service, accommodation, convenience or safety of the public in some substantial way. Additionally, legislation was passed in Pennsylvania which would require the Pennsylvania Commission to consider whether the Proposed Merger would likely result in anticompetitive or discriminatory conduct (including the unlawful exercise of market power, which will prevent retail gas customers from obtaining the benefits of a properly functioning and effectively competitive retail natural gas market) and the effect of the Proposed Merger on employees of Columbia Gas of Pennsylvania, Inc. and on any authorized collective bargaining agent representing those employees. Parent intends to file an application seeking the approval of the Pennsylvania Commission consistent with these requirements.

     Virginia Commission. The Company's wholly owned subsidiary Columbia Gas of Virginia, Inc. is subject to the jurisdiction of the Virginia State Corporation Commission (the "Virginia Commission"). The acquisition of any Virginia public utility is subject to approval by the Virginia Commission. The standard for approval is whether the provision of adequate service at just and reasonable rates will not be impaired as a result of the acquisition. Parent intends to file an application seeking the approval of the Virginia Commission consistent with these requirements.

     West Virginia Commission. The Company's wholly owned subsidiary Columbia Gas Transmission Corporation may be subject to the jurisdiction of the West Virginia Public Service Commission (the "West Virginia Commission"). The acquisition of a majority of the common stock of any public utility organized and doing business in West Virginia is subject to approval by the West Virginia Commission. The standard for approval is whether the terms and conditions of the proposed acquisition are reasonable, that neither party to the proposed acquisition is given undue advantage over the other and that the proposed acquisition will not adversely affect the public in West Virginia. Parent will seek any necessary regulatory approvals.

     Affiliate Contracts and Arrangements. Following the Proposed Merger and the registration of Parent as a holding company under the 1935 Act, Parent and the Company and their subsidiaries may need to enter into or amend agreements related to the provision by affiliates of the combined companies of various services, including management, supervisory, construction, engineering, accounting, legal, financial or similar services. The approval or non-opposition of certain federal and state regulatory commissions is required with respect to the creation or amendment of certain inter-affiliate agreements. Parent intends to file, and to cause the Company and its subsidiaries to file, such agreements with the appropriate federal and state regulatory commissions and seek such regulatory approvals as may be required by applicable law.

     Other Regulatory Matters. Parent and its subsidiaries and the Company and its subsidiaries have obtained from various regulatory authorities certain franchises, permits and licenses which may need to be renewed, replaced or transferred in connection with the Proposed Merger, and approvals, consents or notifications may be required in connection with such renewals, replacements or transfers.

     Regulatory commissions of states where Parent's utility subsidiaries operate might initiate investigations of the Proposed Merger. In addition, such regulatory commissions regulate the rates charged to utility customers within their jurisdictions. In approving rates, each state may take into account other effects of, including possible savings resulting from, the Proposed Merger. Finally, regulatory commissions of states where Parent's and the Company's utility subsidiaries operate may intervene in the federal regulatory proceedings.

     ANTITRUST COMPLIANCE

     Domestic Antitrust Compliance. Under the HSR Act and the rules thereunder, certain acquisition transactions, including the Offer and the Proposed Merger, may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act shortly, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after this filing, unless previously terminated. Before this time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or materials from the Offeror. If this request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Offeror has substantially complied with the request. After an initial extension, the waiting period may only be extended by court order or with the Offeror's consent. After an extension by court order, the waiting period will not be affected either by the failure of the Company (as opposed to Parent or the Offeror) to file a Notification and Report Form or by the failure to comply with any request for additional information or materials issued by the FTC or the Antitrust Division. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Offeror, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking divestiture of Shares purchased by the Offeror or the divestiture of substantial assets of the Offeror, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Offeror relating to the businesses in which Parent, the Offeror and their respective subsidiaries are engaged, the Offeror believes that the acquisition of the Company pursuant to the Offer and Proposed Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and Proposed Merger on antitrust grounds will not be made or, if this challenge is made, what the result would be. See Introduction and Section 14 for certain conditions to the Offer.

     Foreign Investment Laws. The Company 1998 Annual Report indicates that the Company and certain of its subsidiaries conduct business in foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of these filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, the Offeror will seek further information regarding the applicability of any laws and currently intends to take action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that, in the sole judgment of the Offeror, might have certain adverse effects, the Offeror will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

     STATE TAKEOVER LAWS

     A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that, as a matter of corporate law (and, in particular, those laws concerning corporate governance), a state may constitutionally disqualify an acquiror of "control shares" (ones representing ownership in excess of certain voting power thresholds: e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     Section 203 of the DGCL, the Delaware Takeover Statute, limits the ability of a Delaware corporation to engage in business combinations with Statutory Interested Stockholders unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming a Statutory Interested Stockholder. The Company Board has not approved the acquisition of Shares by Parent or the Offeror pursuant to the Offer or the Proposed Merger and, therefore, the Delaware Takeover Statute is applicable to the Offer and the Proposed Merger. The Offer is subject to the Delaware Takeover Statute Condition. See the Introduction, Section 1 and Section 12.

     The Offeror reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Proposed Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, the Offeror may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     CERTAIN LITIGATION

     Commencing on June 7, 1999, five purported class action lawsuits were filed in the Delaware Court of Chancery against the Company and each of its directors. The complaints allege that the directors (i) breached their fiduciary duties by refusing to negotiate with Parent and (ii) acted to protect their positions and to entrench themselves at the Company. The plaintiffs seek, among other things, an injunction ordering the Company and its directors to cooperate fully with any person or entity with a bona fide interest in a possible business combination that would maximize shareholder value. On June 18, 1999, plaintiff Ellis Investments filed a First Amended Class Action Complaint against the Company and its directors adding an additional count alleging that the directors violated the Company's Charter and By-Laws by wrongfully depriving stockholders of their right to elect a successor for one of the expiring directorships and seeking an order directing the individual defendants to reopen the 1999 annual meeting of stockholders for consideration of any business properly brought before the meeting, including the election of an additional director.

     On June 24, 1999, Parent and the Offeror filed an action in the Federal District Court for the District of Delaware against the Company and each of its directors. The complaint alleges that the directors have violated the federal securities laws by making certain false, misleading and disparaging statements concerning the Proposed Merger and have breached their fiduciary duties by not acting to exempt the Offer from the operation of the Delaware Takeover Statute. Plaintiffs seek, among other things, declaratory and injunctive relief requiring the Company and its directors to cooperate with the Offer and enjoining the directors from taking any action to improperly impede the Proposed Merger.

     On June 24, 1999, NiSource Capital Markets, Inc., a wholly owned subsidiary of the Parent, filed an action in the Delaware Court of Chancery against the Company and each of its directors. The complaint alleges that the directors breached their fiduciary duties and violated the legal and contractual rights of the Company's stockholders to vote to elect a sufficient number of directors to conduct the business of the Company. The plaintiff seeks, among other things, an order (i) enforcing plaintiff's legal and contractual rights as a stockholder to vote for the requisite number of directors, and (ii) requiring the defendants to reconvene the 1999 annual meeting of the Company's stockholders for the purpose of electing a sufficient number of directors and for the conduct of such other business as may be properly brought before the meeting.

     16. FEES AND EXPENSES. Neither the Offeror, nor any officer, director, stockholder, agent or other representative of the Offeror, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Parent and the Offeror have retained Credit Suisse First Boston to act as the Dealer Manager in connection with the Offer and to provide certain financial advisory services to Parent in connection with the Offer and related transactions. For these services Credit Suisse First Boston will receive customary compensation. Parent also has agreed to indemnify Credit Suisse First Boston against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Credit Suisse First Boston can be expected to render various investment banking and other advisory services to Parent and its subsidiaries in the future.

     The Offeror has retained Innisfree M&A Incorporated, as Information Agent, and The Bank of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer.

     17. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Offeror cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Credit Suisse First Boston or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

     The Offeror has filed with the Commission the Schedule 14D-1 pursuant to
Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule 14D-1 and any amendments, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          CEG ACQUISITION CORP.

June 25, 1999

                                   SCHEDULE I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                AND EXECUTIVE OFFICERS OF PARENT AND THE OFFEROR

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Set forth below is the name, present principal occupation or employment and five-year employment history of each director and executive officer of the Offeror. The principal address of the Offeror and the current business address for each individual listed below is 801 East 86(th) Avenue, Merrillville, Indiana 46410-6272. All persons listed below are citizens of the United States of America.

                                                                    PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT; FIVE-YEAR EMPLOYMENT
NAME                               OFFICE HELD IN OFFEROR                       HISTORY
----                            ----------------------------    ----------------------------------------
Stephen P. Adik.............    Vice President and Director     (See below.)
Gary L. Neale...............    President and Director          (See below.)

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, present principal occupation or employment and five-year employment history of each director and executive officer of Parent. The principal address of Parent and the current business address for each individual listed below is 801 East 86th Avenue, Merrillville, Indiana 46410-6272. All persons listed below are citizens of the United States of America.

                                                                    PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT; FIVE-YEAR EMPLOYMENT
NAME                               OFFICE HELD IN PARENT                        HISTORY
----                            ----------------------------    ----------------------------------------
James K. Abcouwer...........    Senior Vice President           Senior Vice President of Parent since
                                                                July 1998 and Executive Vice President
                                                                and General Manager of NI Energy
                                                                Services, Inc. since August 1998; Senior
                                                                Vice President, Commercial Operations of
                                                                Northern Indiana Public Service Company
                                                                ("Northern Indiana")* from February 1998
                                                                to July 1998; Vice President and General
                                                                Manager, Customer Services and
                                                                Distribution of Northern Indiana from
                                                                July 1996 to January 1998; Vice
                                                                President, Gas Supply of Northern
                                                                Indiana from June 1994 to June 1996;
                                                                Vice President of Natural Gas of GSC
                                                                Energy from August 1993 to June 1994.
Stephen P. Adik.............    Senior Executive Vice           Senior Executive Vice President, Chief
                                President, Chief Financial      Financial Officer and Treasurer of
                                Officer and Treasurer           Parent since February 1999; prior
                                                                thereto, Executive Vice President, Chief
                                                                Financial Officer and Treasurer of
                                                                Parent.
Thomas J. Aruffo............    Vice President, Chief           Vice President, Chief Information
                                Information Officer             Officer of Parent since February 1999;
                                                                Vice President Information Service of
                                                                Bay State Gas Company from October 1997
                                                                to February 1999; Vice President of
                                                                Fidelity Investments from February 1996
                                                                to October 1997; Director Information
                                                                Systems of The Prudential Insurance
                                                                Company of America from March 1993 to
                                                                February 1997.

                                                                    PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT; FIVE-YEAR EMPLOYMENT
NAME                               OFFICE HELD IN PARENT                        HISTORY
----                            ----------------------------    ----------------------------------------
Steven C. Beering...........    Director                        President of Purdue University, West
                                                                Lafayette, Indiana. Dr. Beering is also
                                                                a director of Arvin Industries, Inc.,
                                                                Eli Lilly and Company, Veridian
                                                                Corporation, Inc., and American United
                                                                Life Insurance Corporation, Inc. Dr.
                                                                Beering has been a director of Parent
                                                                since 1987.
Arthur J. Decio.............    Director                        Chairman of the Board and Director of
                                                                Skyline Corporation, Elkhart, Indiana, a
                                                                manufacturer of manufactured housing and
                                                                recreational vehicles. Mr. Decio is also
                                                                a director of Quality Dining, Inc. Mr.
                                                                Decio has been a director of Parent
                                                                since 1991.
Francis P. Girot, Jr........    Treasurer of Northern           Treasurer of Northern Indiana* since
                                Indiana*                        1990. Treasurer of NiSource Corporate
                                                                Services Company ("NCSC")* since January
                                                                1994.
David A. Kelly..............    Vice President, Tax             Vice President, Tax of Parent since
                                                                April 1999 and Executive Vice President
                                                                and Chief Financial Officer of IWC
                                                                Resources Corporation* since April 1997;
                                                                Vice President of Parent from April 1997
                                                                to April 1999; prior thereto, Vice
                                                                President, Real Estate and Taxes of
                                                                Parent.
Mark T. Maassel.............    Vice President, Regulatory      Vice President, Regulatory and
                                and Government Policy           Government Policy since June 1998; Vice
                                                                President, Marketing and Sales as of
                                                                NCSC* from July 1996 to June 1998; prior
                                                                thereto, Vice President, Electric
                                                                Service and Sales of Northern Indiana.*
James T. Morris.............    Director                        Chairman, President and Chief Executive
                                                                Officer, IWC Resources Corporation*,
                                                                Indianapolis, Indiana. IWC Resources
                                                                Corporation became a wholly owned
                                                                subsidiary of Parent in 1997. Mr. Morris
                                                                is also a director of Paul Harris
                                                                Stores, Inc. and National City Bank
                                                                (Indianapolis). Mr. Morris has been a
                                                                director of Parent since 1997.
Patrick J. Mulchay..........    Executive Vice President        Executive Vice President of Parent since
                                                                April 1999 and President and Chief
                                                                Operating Officer of Northern Indiana*
                                                                since February 1999; prior thereto
                                                                Executive Vice President and Chief
                                                                Operating Officer of Northern Indiana
                                                                and Executive Vice President and Chief
                                                                Operating Officer, Electric of Parent.

                                                                    PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT; FIVE-YEAR EMPLOYMENT
NAME                               OFFICE HELD IN PARENT                        HISTORY
----                            ----------------------------    ----------------------------------------
Gary L. Neale...............    Chairman, President, Chief      Chairman, President and Chief Executive
                                Executive Officer and           Officer of Parent since 1993 and
                                Director                        Chairman and Chief Executive Officer of
                                                                Northern Indiana* since 1993 and
                                                                President from April 1993 to April 1999.
                                                                Mr. Neale is also a director of Modine
                                                                Manufacturing Company and Chicago Bridge
                                                                and Iron Company. He has been a director
                                                                of Parent since 1991.
Arthur A. Paquin............    Controller of NCSC*             Controller of NCSC* since January 1994;
                                                                prior thereto, Controller of Northern
                                                                Indiana.*
Denis E. Ribordy............    Director                        Vice Chairman of the Chicago Motor Club,
                                                                Chicago, Illinois. Mr. Ribordy is the
                                                                retired President of Ribordy Drugs,
                                                                Inc., Merrillville, Indiana, a retail
                                                                drugstore chain. Mr. Ribordy has been a
                                                                director of Parent since 1987.
Ian M. Rolland..............    Director                        Director of Lincoln National
                                                                Corporation, Fort Wayne, Indiana, an
                                                                insurance and financial services firm
                                                                and Wells Fargo & Company. Prior to his
                                                                1998 retirement as an executive officer
                                                                of Lincoln National Corporation, Mr.
                                                                Rolland served as Chairman and Chief
                                                                Executive Officer. Mr. Rolland has been
                                                                a director of Parent since 1987.
John W. Thompson............    Director                        President, Chairman and Chief Executive
                                                                Officer of Symantec Corporation,
                                                                Cupertino, California, since April 1999.
                                                                Symantec develops and markets utility
                                                                software for business and personal
                                                                computing. Prior to April 1999, Mr.
                                                                Thompson was General Manager -- IBM
                                                                Americas of International Business
                                                                Machines Corporation. Mr. Thompson is
                                                                also a director of Fortune Brands, Inc.
                                                                Mr. Thompson has been a director of
                                                                Parent since 1993.
Joseph L. Turner, Jr........    Senior Vice President           Senior Vice President of Parent since
                                                                February 1999; Senior Vice President,
                                                                Major Accounts of Parent from July 1996
                                                                to January 1999 and President of Primary
                                                                Energy, Inc.* since November 1995; prior
                                                                thereto, Group Vice President, Major
                                                                Accounts of Parent and Group Vice
                                                                President, Major Accounts of Northern
                                                                Indiana.*
Robert J. Welsh.............    Director                        Chairman and Chief Executive Officer of
                                                                Welsh, Inc., Merrillville, Indiana, a
                                                                marketer of petroleum products through
                                                                convenience stores and travel centers.
                                                                Mr. Welsh has been a director of Parent
                                                                since 1988.

                                                                    PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT; FIVE-YEAR EMPLOYMENT
NAME                               OFFICE HELD IN PARENT                        HISTORY
----                            ----------------------------    ----------------------------------------
Carolyn Y. Woo..............    Director                        Gillen Dean and Siegfried Professor of
                                                                Management, College of Business
                                                                Administration, University of Notre
                                                                Dame, South Bend, Indiana. Dr. Woo is
                                                                also a director of Bindley Western
                                                                Industries, Inc. and AON Corporation.
                                                                Dr. Woo has been a director of Parent
                                                                since 1998.
Mark D. Wyckoff.............    Vice President, Human           Vice President, Human Resources of
                                Resources                       Parent since June 1998; Assistant
                                                                Secretary of Parent from April 1998 to
                                                                June 1998 and Assistant Treasurer of
                                                                Parent from April 1998 to June 1998; and
                                                                Principal of NiSource Development
                                                                Company, Inc.* since January 1994.
Roger A. Young..............    Director                        Chairman, Bay State Gas Company,
                                                                Westborough, Massachusetts. Bay State
                                                                Gas Company became a wholly owned
                                                                subsidiary of Parent in 1999. Mr. Young
                                                                also served as Chief Executive Officer
                                                                of Bay State Gas Company from 1990 to
                                                                1999. Mr. Young also serves as a
                                                                regional director of BankBoston
                                                                Corporation. Mr. Young has been a
                                                                director of Parent since 1999.
Jeffrey W. Yundt............    Executive Vice President        Executive Vice President of Parent since
                                                                April 1994 and President and Chief
                                                                Executive Officer of Bay State Gas
                                                                Company* since February 1999; Chief
                                                                Operating Officer, Energy Services of
                                                                Parent from July 1996 to April 1999, and
                                                                President of NI Energy Services, Inc.*
                                                                since April 1994; Chief Operating
                                                                Officer, Gas of Parent from January 1994
                                                                to June 1996.

---------------
*Subsidiary of Parent.

                                  SCHEDULE II

                             PURCHASES OF SHARES BY
                  PARENT AND THE OFFEROR AND THEIR AFFILIATES
                  (ALL PURCHASES WERE MADE ON THE OPEN MARKET)

PURCHASER: NISOURCE CAPITAL MARKETS, INC.

TRADE DATE   NUMBER OF SHARES   PRICE PER SHARE
----------   ----------------   ---------------
  6/2/99           1,000           $52.9000
  6/3/99             200            53.0000
  6/3/99             300            53.2500
  6/3/99           5,400            53.3750
  6/3/99           1,000            53.5000
  6/3/99          25,600            53.6250
  6/3/99          35,700            53.6875
  6/3/99           5,500            53.7500
  6/3/99             500            53.8125
  6/3/99           1,200            53.9375
  6/3/99           1,000            54.0000
  6/3/99             500            54.3750
  6/3/99           2,000            54.5000
  6/4/99           9,400            55.9375
  6/4/99          34,000            55.8750
  6/4/99             100            55.7500
  6/4/99           2,000            55.6875
  6/4/99           2,300            55.5000
  6/4/99           3,400            55.3750
  6/4/99           5,100            55.3125
  6/4/99           1,000            55.1250
  6/4/99             800            55.0000
  6/4/99           1,900            54.9375
  6/4/99             500            54.8750
  6/4/99           2,800            54.8125
  6/4/99           3,200            54.5625
  6/4/99             400            54.5000
  6/4/99           3,200            54.3750
  6/4/99           6,300            54.3125
  6/4/99          14,200            54.2500
  6/4/99           1,400            54.1875
  6/4/99           5,000            54.1250
  6/4/99           1,000            54.0625
  6/4/99           2,000            54.0000
                 -------
  TOTAL:         179,900

     Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission:        By Hand or By Overnight
                                  (for Eligible Institutions               Courier:
 Tender & Exchange Department                Only)
        P.O. Box 11248                  (212) 815-6213           Tender & Exchange Department
     Church Street Station        For Confirmation Telephone:         101 Barclay Street
 New York, New York 10286-1248          (212) 815-6173            Receive and Deliver Window
                                                                   New York, New York 10286

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
             Banks and Brokerage Firms Call Collect: (212) 750-5833
                   All Others Call Toll Free: (877) 750-5837

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 881-8320